Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 24, 2013

by and among

SILVERCREST ASSET MANAGEMENT GROUP LLC,

SILVERCREST INVESTORS LLC,

SILVERCREST INVESTORS II LLC,

and

SILVERCREST FINANCIAL SERVICES INC.

and

CITY NATIONAL BANK

ARTICLE I	DEFINITIONS AND CONSTRUCTION	1

1.1	Definitions	1
1.2	Construction	21

ARTICLE II	AMOUNT AND TERMS OF LOANS	21

2.1	Revolving Credit Facility	21
2.2	Term Loans	22
2.3	Rate Designation	22
2.4	Interest Rates; Payment Interest	22
2.5	Default Rate	23
2.6	Computation of Interest and Fees; Maximum Interest Rate	23
2.7	Request for Borrowing	24
2.8	Conversion or Continuation	25
2.9	Mandatory Repayment and Prepayment	26
2.10	Voluntary Prepayments; Termination of Commitments	28
2.11	Fees	28
2.12	Letters of Credit	29
2.13	Maintenance of Loan Account; Statements of Obligations	34
2.14	Increased Costs	34
2.15	Suspension of LIBOR Rate Loans	35
2.16	Funding Sources	35
2.17	Place of Borrowings	36
2.18	Survivability	36

ARTICLE III	CONDITIONS TO LOANS	36

3.1	Conditions Precedent to the Initial Loan	36
3.2	Conditions Precedent to All Extensions of Credit	38

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	39

4.1	Due Organization	39
4.2	Securities in Loan Parties	39
4.3	Requisite Power and Authorization	39
4.4	Binding Agreements	39
4.5	Other Agreements	40
4.6	Litigation: Adverse Facts	40
4.7	Government Consents	40
4.8	Title to Assets; Liens	41
4.9	Payment of Taxes	41
4.10	Governmental Regulation	41
4.11	Disclosure	42
4.12	Debt	42
4.13	Existing Defaults	42
4.14	No Default; No Material Adverse Effect	42
4.15	Affiliate Transactions	43
4.16	Nature of Business	43
4.17	Deposit Accounts and Securities Accounts	43
4.18	Solvency	43
4.19	Holding Company Status	43

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ARTICLE V	AFFIRMATIVE COVENANTS	43

5.1	Accounting Records and Inspection	43
5.2	Financial Statements and Other Information	44
5.3	Existence	46
5.4	Payment of Taxes and Claims	46
5.5	Compliance with Laws	47
5.6	Further Assurances	47
5.7	Formation of Subsidiaries	47
5.8	Foreign Qualification	47
5.9	Control Agreements	48
5.10	Management Fees	48
5.11	Silvercrest Financial Stock Certificate	48

ARTICLE VI	NEGATIVE COVENANTS	48

6.1	Debt	48
6.2	Liens	50
6.3	Investments	50
6.4	Dividends; Distributions	50
6.5	Restriction on Fundamental Changes	51
6.6	Sale of Assets	52
6.7	Transactions with Shareholders and Affiliates	52
6.8	Conduct of Business	52
6.9	Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Lender	52
6.10	Use of Proceeds	53
6.11	Holding Company Status	53
6.12	Margin Regulation	53
6.13	Misrepresentations	53
6.14	Accounting Changes	53
6.15	Financial Covenants	53

ARTICLE VII	EVENTS OF DEFAULT AND REMEDIES	54

7.1	Events of Default	54
7.2	Remedies	57
7.3	Application of Payments and Proceeds of Collateral	57

ARTICLE VIII	EXPENSES AND INDEMNITIES	58

8.1	Expenses	58
8.2	Indemnity	59

ARTICLE IX	MISCELLANEOUS	59

9.1	No Waivers, Remedies	59
9.2	Waivers and Amendments	59
9.3	Taxes	60

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9.4	Notices	60
9.5	Successors and Assigns	60
9.6	Headings	61
9.7	Execution in Counterparts; Effectiveness	61
9.8	GOVERNING LAW	61
9.9	JURISDICTION AND VENUE	61
9.10	WAIVER OF TRIAL BY JURY	62
9.11	DISPUTE RESOLUTION	62
9.12	Independence of Covenants	64
9.13	Confidentiality	64
9.14	Revival and Reinstatement of Obligations	65
9.15	Complete Agreement	65
9.16	USA Patriot Act Notice	65
9.17	Silvercrest as Agent for Borrowers	65
9.18	Extent of Each Borrower’s Liability, Contribution	66

EXHIBITS

Exhibit C-1	Form of Compliance Certificate

Exhibit R-1	Form of Request for Borrowing

Exhibit R-2	Form of Request for Conversion/Continuation

Exhibit 9.4	Addresses and Information for Notices

Schedule L-1	Lender’s Account

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of June 24, 2013, is entered into by and among SILVERCREST ASSET MANAGEMENT GROUP LLC, a Delaware limited liability company (“Silvercrest”), SILVERCREST INVESTORS LLC, a Delaware limited liability company (“Silvercrest Investors”), SILVERCREST INVESTORS II LLC, a Delaware limited liability company (“Silvercrest Investors II”), SILVERCREST FINANCIAL SERVICES INC., a New York corporation (“Silvercrest Financial”, together with Silvercrest Investors, Silvercrest Investors II, and Silvercrest, each individually a “Borrower” and, collectively, the “Borrowers”), and CITY NATIONAL BANK, a national banking association (“Lender”).

ARTICLE I DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement (as defined below), the following initially capitalized terms shall have the following meanings:

“Administrative Borrower” has the meaning specified therefor in Section 9.17.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management or policies of a Person, whether through the ownership of voting Securities, by contract, or otherwise; provided, however, that, for purposes of Section 4.15 or Section 6.7 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agreement” means this Credit Agreement among Borrowers and Lender, together with all exhibits and schedules hereto, including the Disclosure Statement.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Base LIBOR Rate” means:

(a) Pre-IHI, the British Banker’s Association or any successor determining administrator definition of the London InterBank Offered Rates for Dollar deposits as made available by Bloomberg LP, or such other information service available to Lender, for the applicable Interest Period for the LIBOR Rate Loan selected by Administrative Borrower and as quoted by Lender on the Business Day Administrative Borrower requests a LIBOR Rate Loan or on the last day of an expiring Interest Period.

(b) Post-IHI, the British Banker’s Association or any successor determining administrator definition of the London InterBank Offered Rates for Dollar deposits as made available by Bloomberg LP, or such other information service available to Lender, for the applicable monthly period upon which the Interest Period is based for the LIBOR Rate Loan as determined by Lender two (2) Business Days prior to the first day of each Interest Period.

“Base Rate” means the rate most recently announced by Lender at its principal office in Los Angeles, California as its “Prime Rate”. Any change in the interest rate resulting from a change in the Base Rate will be effective on the day on which each change in the Base Rate is announced by Lender.

“Base Rate Margin” means 0.50 percentage points.

“Base Rate Loan” means any Loan bearing interest at the Base Rate.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” and “Borrowers” have the meaning specified therefor in the preamble hereto.

“Borrowing” means a borrowing consisting of a Revolving Loan or a Term Loan made by Lender to Borrowers.

“Business Day” means a day when major commercial banks are open for business in California, other than Saturdays or Sundays.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all cash expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.

“Capitalized Lease Obligations” means the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of a Person at such time in respect of such Person’s interest as lessee under a capitalized lease.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“CFC” means a controlled foreign corporation (as that term is defined in the Code).

“Change of Control Event” means the occurrence of any of the following:

(a)(i) prior to the Initial Distribution, Permitted Holders fail to own, directly or indirectly, beneficially and of record, voting Securities of the General Partnership representing at least a majority of the total voting power of the voting Securities of the General Partnership, or (ii) prior to the Reorganization, Permitted Holders fail to own directly at least a majority of the limited partnership interests of Parent, or (iii) the General Partnership fails to own directly 100% of the general partnership interests of Parent other than any portion of the general partnership interests that are distributed pursuant to the Initial Distribution or transferred to the IPO Vehicle pursuant to the GP Transfer, or (iv) prior to the Reorganization, Parent fails to own directly 100% of the Securities of the Borrowers, or (v) at any time after the consummation of the Reorganization, (1) any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Permitted Holders, in a single transaction or in a related series of transactions, by way of merger or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), acquires, directly or indirectly, more than 30% of the total voting Securities of the IPO Vehicle or any of its direct or indirect parent entities, (2) the IPO Vehicle fails to own directly 100% of the general partnership interests of Parent, or (3) Parent fails to own directly 100% of the Securities of the Borrowers; or

(b) prior to the Reorganization, a majority of the members of the Board of Directors of the General Partnership, and at any time after the reorganization, a majority of the members of the Board of Directors of the IPO Vehicle, do not constitute Continuing Directors.

“Closing Date” means the first date on which the conditions set forth in Section 3.1 of this Agreement have been satisfied or waived by Lender.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted pursuant to the terms of the Loan Documents in favor of the Lender to secure the Obligations owed by the Loan Parties to Lender under the Loan Documents, provided that the Collateral shall not include any Excluded Assets.

“Commitments” means the Revolving Credit Facility Commitment and the Term Loan Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by a Responsible Officer of Administrative Borrower to Lender.

“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co made, discounted, or sold with recourse to such Person) any Debt, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Debt, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including, but not limited to, any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, Securities purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any Asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation. Notwithstanding the foregoing, the term “Contingent Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Debt, lease, dividend, or obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the General Partnership on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the General Partnership and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or to which any of its Assets is subject.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by one of the Loan Parties, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Current Portion of Long-Term Debt” means, as a of any date of determination, the current portion of long-term Debt (excluding Debt owing to sellers of assets or Securities to a Borrower or any of its Subsidiaries, and the Revolving Loans) of the Borrowers and their Subsidiaries scheduled to be due and payable within twelve (12) months of such date.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debt” means, with respect to any Person, without duplication (a) all obligations for such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables, that are due and payable in the ordinary and usual course of such Person’s business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and (f) all Contingent Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (e). The amount of any net obligation under any interest rate swap or other financial product on any date shall be deemed to be, in respect of any one or more interest rate swaps or other financial products, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate swaps or other financial contracts, (i) for any date on or after the date such interest rate swap or financial product, as the case may be, has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such interest rate swap or other financial product, as the case may be, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such interest rate swap or other financial product, as the case may be.

“Deposit Account” means any “deposit account” (as that term is defined in the UCC).

“Designated Account” means Deposit Account number 210221832 of Borrowers maintained with Lender, or such other deposit account of Borrowers (located within the United States and approved by Lender in Lender’s reasonable discretion) designated, in writing, and from time to time, by Administrative Borrower to Lender.

“Disclosure Statement” means that certain statement, executed and delivered by a Responsible Officer of Borrowers, that sets forth information regarding or exceptions to the representations, warranties, and covenants made by Borrowers herein, as amended from time to time to the extent permitted hereby.

“Discretionary Assets Under Management” means, as of any date, the aggregate amount of discretionary assets under management by Parent or any of its Subsidiaries, to the extent that Management Fees accrue based on any such amount. For the avoidance of doubt, “Discretionary Assets Under Management” shall not include non-discretionary assets under management that are monitored by any Borrower or its Subsidiaries.

“Distribution” has the meaning specified therefor in Section 6.4 hereof.

“Dollars” and “$” mean United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“EBITDA” means, for any period, (a) the consolidated net income of Parent and its Subsidiaries for such period plus, (b) without duplication and to the extent deducted in determining consolidated net income for such period, the sum of (i) provision for Taxes based on income (including, without limitation, franchise taxes based on income), profits or capital, (ii) Interest Expense, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including goodwill), (v) any non-cash charges (including, for the avoidance of doubt, non-cash charges resulting from the issuance of stock-based awards), (vi) Transaction Costs and reasonable and documented nonrecurring transaction costs and expenses incurred in connection with any incurrence or issuance of Debt, issuance of Securities, Investments, Permitted Acquisitions, dispositions of Assets or other similar transactions, in each case, to the extent not prohibited by this Agreement and whether or not consummated, (vii) restructuring expenses in an aggregate amount not to exceed $1,000,000 during the trailing twelve-month period, (viii) severance expenses in an aggregate amount not to exceed $500,000 in any period, (ix) expenses associated with office expansion in an aggregate amount not to exceed $1,000,000 during the trailing twelve-month period, and (x) other nonrecurring charges in an aggregate amount not to exceed $100,000 during the trailing twelve-month period and any other nonrecurring charges in excess thereof to the extent approved by Lender, and minus, (c) without duplication and to the extent included in determining consolidated net income for such period, the sum of (i) interest income, (ii) any extraordinary income or gains, (iii) gains associated with the termination of interest rate swap contracts or hedging agreements in respect of interest rates to the extent such gains are allocable to such period in accordance with GAAP, and (iv) any other non-cash income or gain for such period (excluding any such non cash income or gain (x) for which cash was received in a prior period or will be received in a future period and (y) to the extent it represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Employee Shareholder” means an employee of Silvercrest who is a Shareholder of Parent or the General Partnership on the Closing Date.

“Eurocurrency Reserve Requirement” means the sum (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Federal Reserve Board, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation
D (12 CFR 224).

“Eurodollar Business Day” means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in New York, New York and London, England.

“Event of Default” has the meaning specified therefor in Article VII hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Excluded Assets” means (i) any directly held investment property or general intangibles, or any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party, if under the terms of any organizational document or agreement relating thereto (in the case of directly held investment property or general intangibles) or such contract, lease, permit, license, license agreement, organizational document or other agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, license agreement, organizational document or other agreement or a consent is required for the grant of such security interest and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, license agreement, organizational document or other agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (i) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clause (i) shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Security, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Securities); (ii) or any management agreement, advisory agreement, subadvisory agreement, investment advisory agreement or similar agreement (provided the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any such management agreement, advisory agreement, subadvisory agreement, investment advisory agreement or similar agreement, or (2) any proceeds from the sale or other dispositions of any such management agreement, advisory agreement, subadvisory agreement, investment advisory agreement or similar agreement); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the US Patent and Trademark Office of an amendment to allege use pursuant to 15

U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) any Deposit Account exclusively used for all or any of the following purposes: payroll, benefits, taxes, trusts, utility payments, escrow, customs, insurance impress accounts, other fiduciary purposes or compliance with legal requirements to the extent such legal requirements prohibit the granting of a Lien thereon, or (v) any general partnership or managing member interests held by any Loan Party (provided that such exclusion in this clause (v) shall not be construed to apply to any economic interests related thereto).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“FINRA” means the Financial Industry Regulatory Authority.

“Fixed Charge Coverage Ratio” means, for any period and with respect to Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, the ratio of (i) the sum of (a) EBITDA for such period minus (b) all Capital Expenditures made during such period minus (c) Permitted Tax Distributions actually made with respect to taxes incurred and payable relating to such period minus (d) Taxes based on income (including, without limitation, franchise taxes based on income), profits or capital payable for such period minus (e) earn-outs due in respect of Permitted Acquisitions and paid or payable in cash during such period to (ii) Fixed Charges for such period.

“Fixed Charges” means, with respect to any period and with respect to Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense paid in cash (less the amount of any interest income received in cash) during such period, plus (b) the Current Portion of Long-Term Debt, plus (c) payments made in cash during such period on Debt owing to sellers of assets or Securities to a Parent or any of its Subsidiaries, plus (d) payments made in cash during such period on Debt assumed in connection with any acquisition of assets or Securities by Parent or any of its Subsidiaries.

“Funding Date” means the date on which a Loan is made by Lender to Borrowers.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partnership” means Silvercrest GP LLC, a Delaware limited liability company.

“Governing Documents” means, with respect to any Person, the certificate or Articles of incorporation or formation, by-laws or operating agreement, or other organizational or governing documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.

“GP Transfer” has the meaning specified therefor in the definition of “Reorganization” in this Section 1.1.

“Guarantors” means Parent and any other Person who is joined as a guarantor under the Guaranty, and “Guarantor” means any one of them.

“Guaranty” means that certain General Continuing Guaranty, dated as of the date hereof, made by the Guarantors party thereto in favor of Lender.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, that may be charged, contracted for, reserved, received, or collected by Lender in connection with the Loans.

“IHI Date” means the first day of the month after Borrowers and Lender enter into an Interest Hedging Instrument and such agreement becomes effective with respect to one or more Term Loans or any portion thereof (and as applicable only to such Term Loans or portion thereof).

“Indemnified Liabilities” has the meaning specified therefor in Section 8.2 hereof.

“Indemnitee” has the meaning specified therefor in Section 8.2 of hereof.

“Initial Distribution” has the meaning specified therefor in the definition of “Reorganization” in this Section 1.1.

“Initial Interest Period” means the time from the date of this Agreement through the last day of the month in which the effective date of an Interest Hedging Instrument occurs, if any, entered into with respect to a Term Loan.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of the date hereof, by and among the Loan Parties and Lender.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Hedging Instrument” means any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between any Borrower and Lender (or any Affiliate of Lender); provided however, nothing herein shall be deemed to be a commitment by Lender (or any Affiliate of Lender) to enter into any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement.

“Interest Payment Date” means, (x) in the case of Base Rate Loans, the last Business Day of each March, June, September and December in each year, and (y) in the case of LIBOR Rate Loans, (i) on the last day of the applicable Interest Period, and (ii) in the case of a LIBOR Rate Loan with an Interest Period greater than three (3) months in duration, the date that is three (3) months after the commencement of the applicable Interest Period.

“Interest Period” means, with respect to any LIBOR Rate Loan:

(a) Pre-IHI, the period commencing on the date such LIBOR Rate Loan is made (including the date a Base Rate Loan is converted to a LIBOR Rate Loan, or a LIBOR Rate Loan is renewed as a LIBOR Rate Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the date which is one (1), two (2), three (3) or six (6) months thereafter, as selected by Administrative Borrower; provided, however, that no Interest Period may extend beyond (a) with respect to Revolving Loans, the Revolving Credit Maturity Date, or (b) with respect to Term Loans, the Term Loan Maturity Date. Notwithstanding anything to the contrary contained herein, if any Interest Period for a LIBOR Rate Loan selected by Administrative Borrower is no longer available the Interest Period shall be the Interest Period next shortest in duration.

(b) Post-IHI, each one (1) month period commencing the first day of the month after the date of this Agreement and on the first day of each succeeding month, provided, however, no Interest Period may extend beyond the Term Loan Maturity Date. The LIBOR Rate shall adjust on the first day of each Interest Period, based on the LIBOR Rate as determined by Lender two (2) Business Days prior to the first day of each Interest Period.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of, or acquisition of a beneficial interest in, stock, instruments, bonds, debentures or other Securities of any other Person, or any direct or indirect loan, advance, or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable due from that other Person that did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person’s business, and deposit accounts (including certificates of deposit).

“IPO Sale” has the meaning specified therefor in the definition of “Reorganization” in this Section 1.1.

“IPO Vehicle” means Silvercrest Asset Management Group Inc., a Delaware corporation.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Lender” has the meaning set forth in the introduction to this Agreement, including its permitted successors and assigns.

“Lender’s Account” means the Deposit Account of Lender identified on Schedule L-1.

“Letter of Credit” means a letter of credit (as that term is defined in the UCC) issued by Lender.

“Letter of Credit Agreements” means a Letter of Credit Application, together with any and all related letter of credit agreements pursuant to which Lender agrees to issue, amend, or extend a Letter of Credit, or pursuant to which Borrowers agree to reimburse Lender for all Letter of Credit Disbursements, each such application and related agreement to be in the form specified by Lender from time to time.

“Letter of Credit Application” means an application requesting Lender to issue, amend, or extend a Letter of Credit, each such application to be in the form specified by Lender from time to time.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement and the Letter of Credit Agreements will continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Lender the original of each Letter of Credit, together with documentation executed by all beneficiaries under each Letter of Credit in form and substance acceptable to Lender terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank acceptable to Lender (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.12(e) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.12(e) of this Agreement.

“Letter of Credit Usage” means, as of any date of determination, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Borrowing under the Revolving Credit Facility.

“LIBOR Rate” means:

(a) Pre-IHI, the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by Lender to be the quotient of (a) the Base LIBOR Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the applicable Interest Period; which is expressed by the following formula:

Base LIBOR Rate
1 - Eurocurrency Reserve Requirement

(b) Post-IHI, the rate per year determined by Lender to be the quotient of (a) the Base LIBOR Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the applicable Interest Period; which is expressed by the following formula:

Base LIBOR Rate
1 - Eurocurrency Reserve Requirement

“LIBOR Rate Loan” means any Loan bearing interest at the LIBOR Rate.

“LIBOR Rate Margin” means 3.00 percentage points.

“Lien” means any lien, hypothecation, mortgage, pledge, assignment (including any assignment of rights to receive payments of money) for security, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) in each case, in the nature of a security interest.

“Loan Account” has the meaning specified therefor in Section 2.13 hereof.

“Loan Documents” means this Agreement, the Control Agreements, the Guaranty, the Intercompany Subordination Agreement, the Security Agreement, the Stock Pledge Agreement, any Letter of Credit Applications and other Letter of Credit Agreements entered into by Borrowers in connection with this Agreement, and any and all other documents, agreements, or instruments that have been or are entered into by any Loan Party, on the one hand, and Lender, on the other hand, in connection with the transactions contemplated by this Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Loans” means, individually and collectively, the Revolving Loans or the Term Loans.

“LP Amendment” means the amendment of the Limited Partnership Agreement of Parent in connection with the Reorganization to provide that its limited partnership interests shall convert into Class B units and its general partnership interests shall convert into Class A units, with such other terms and conditions not materially adverse to the interests of Lender.

“Management Fee” means any management, advisory, or sub-advisory fee and any other similar compensation paid to Borrowers or any of their respective Subsidiaries by any Person for management or advisory services provided by Borrowers or such Subsidiary, as applicable, for such Person or its assets (excluding for the avoidance of doubt, any carried interest or any similar profit interest in any such Person).

“Margin Securities” means “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, the occurrence and continuance of any of the following: (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Borrower, individually, or the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of any Loan Party’s ability to perform its obligations under any of the Loan Documents to which it is a party or of the Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender’s Liens with respect to the Collateral.

“Material Agreements” means, with respect to any Borrower, each contract or agreement to which such Person is a party involving aggregate consideration payable to or by such Person of $3,000,000 or more during any fiscal year.

“Maximum Revolver Amount” means $7,500,000.

“Maximum Term Amount” means $7,500,000.

“Mezzanine Securities” means loans, equity investments or other investments which consist of mezzanine investments, subordinated debt investments, bank loans, high yield bonds, equity securities, distressed debt securities or other similar investments.

“Obligations” means all loans (including the Revolving Loans and the Term Loans), debts, principal, interest, reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to Administrative Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, expenses (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by any Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that any Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Overadvance Amount” has the meaning specified therefor in Section 2.9(c) hereof.

“Parent” means Silvercrest L.P., a Delaware limited partnership.

“Permitted Acquisition” means the purchase or other acquisition directly by a Borrower or one of its Subsidiaries that is a Loan Party of (a) all of the Securities in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be a Subsidiary of a Borrower or one of its Subsidiaries that is a Loan Party, or (b) some or all of the assets of any Person or Persons that, collectively and as a whole, constitute all or substantially all of a single business line, unit or division of such Person or Persons’ consolidated corporate family (including, in any case, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition:

(i) the applicable Borrower and any such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.7;

(ii) the nature of the business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be ancillary, reasonably related or incidental to the nature of the business of Borrowers in the ordinary course of business;

(iii) such proposed acquisition is consensual;

(iv) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Unmatured Event of Default or Event of Default shall have occurred and be continuing or would result therefrom;

(v) if (x) the total cash and noncash consideration (including the fair market value of all Securities issued or transferred to the sellers thereof, all indemnities, the aggregate amount paid under noncompete, consulting and other affiliated agreements with the sellers thereof (other than any such agreements for actual services rendered or to be rendered to a Borrower or its Subsidiaries), all write-downs of property and reserves for liabilities with respect thereto and all assumptions of Debt in connection therewith) paid by or on behalf of any Borrower or any of its Subsidiaries for any such purchase or other acquisition exceeds (A) $7,500,000 for any single acquisition or series of related acquisitions, or (B) $7,500,000 in the aggregate during any fiscal quarter, and (y) and all or any portion of such consideration is to be paid with proceeds of a Term Loan, then at least 15 Business Days prior to the anticipated closing date of the proposed acquisition, Borrowers shall have provided Lender with each of the following:

(1) written notice of the proposed acquisition and a description of the business of the Person to be acquired or assets to be acquired;

(2) copies of the acquisition agreement and other material documents relative to the proposed acquisition;

(3) historical financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) for the most recent trailing twelve-month period of such Person (or related to such assets); and

(5) written confirmation, supported by reasonably detailed calculations, that Borrowers and their Subsidiaries are projected to be in compliance with the financial covenants in Section 6.15 of the Agreement (taking into account the effects of the proposed acquisition, including, without limitation, the assumption of any Debt in connection therewith and Debt owing to sellers in connection therewith and payments made thereunder), for each of the 4 fiscal quarter periods immediately following the proposed date of consummation of such proposed acquisition;

(vi) Borrowers have delivered to Lender, prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer of Borrowers, in form and substance reasonably satisfactory to Lender, certifying that all of the requirements set forth in clauses (i) through (v) above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Holders” means, collectively, the employees of Silvercrest.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) extensions of credit to any other Borrower or a Subsidiary of a Borrower that is a Loan Party so long as such Person is a party to the Intercompany Subordination Agreement, (e) Investments (other than extensions of credit) in any new Subsidiary formed or created after the Closing Date, subject to compliance with Section 5.7 hereof; (f) to the extent constituting Investments, the Obligations and the Debt of the Guarantors under the Guaranty, (g) Investments received in connection with the bankruptcy or insolvency of any debtor and in settlement of delinquent accounts or other disputes owing by such debtor to any Borrower or Subsidiary of any Borrower, (h) Investments received as the non-cash portion from any disposition of any Assets by any Borrower or any Subsidiary of any Borrower permitted under Section 6.6 hereof, (i) Permitted Acquisitions, (j) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition, (k) Investments existing on the date hereof and set forth on Schedule 6.3, and (l) so long as no Unmatured Event of Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $6,500,000; provided, however, that notwithstanding anything to the contrary contained in this definition of “Permitted Investments”, the aggregate amount of all Investments made in any Subsidiary that has incurred or assumed secured Debt permitted under Sections 6.1(k) and 6.2(a), which Debt is not otherwise subordinated to the Obligations on terms and conditions reasonably acceptable to Lender, shall in no event exceed $250,000 during the term of this Agreement while any such Debt remains outstanding or commitments relating to any such Debt have not been terminated.

“Permitted Liens” means: (a) Liens for Taxes, assessments, or governmental charges or claims, the payment of which is not, at such time, required by Section 5.4 hereof, (b) any attachment or judgment Lien either in existence less than 30 calendar days after the entry thereof, or with respect to which execution has been stayed, or with respect to which payment in full above any applicable deductible is covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage), (c) Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving a similar purpose in connection with the appeal of any such judgment, (d) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of any Borrower, (e) Liens granted by the Loan

Parties to Lender in order to secure their respective obligations under this Agreement and the other Loan Documents to which they are a party, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited to secure any Borrower’s or its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance, (h) with respect to any real property, easements, rights of way, and zoning restrictions, minor defects or other irregularities of title and other similar encumbrances that, in the aggregate, which do not in any case materially detract from the value of the property subject thereto and that do not materially interfere with or impair the use or operation thereof, (i) Liens set forth on Schedule 6.2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule 6.2 shall only secure the Debt that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (j) Liens securing Debt of any Borrower or any Subsidiary of any Borrower incurred pursuant to Section 6.1(b) (provided that (i) such Liens shall be created substantially simultaneously with, or within 90 days of, the incurrence of such Debt and (ii) such Liens do not at any time encumber any property other than the property financed by such Debt), (k) any interest or title of a lessor under any lease entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of its business and covering only the assets so leased, (l) Liens evidenced by precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property, (m) Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, (n) Liens securing Debt permitted to be incurred pursuant to Section 6.1(j) and 6.1(k), so long as such Liens attach solely to the assets or business acquired in the Permitted Acquisition that is financed by such Debt (including any acquired Securities), and (o) other Liens not specified in clauses (a) through (n) above that do not secure Debt for borrowed money or letters of credit, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceed $300,000 at any time.

“Permitted Protest” means the right of any Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or such Subsidiary’s books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or such Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Permitted Tax Distribution” means, with respect to any tax period (or portion thereof) of any Borrower during which such Borrower is not treated as a separately taxable entity, for federal or state income tax purposes, cash distributions to any direct or indirect, Shareholder of any Borrower with respect to each such tax period for which income tax, or an installment of estimated tax, would be required to be paid by such Shareholder by virtue of owning, directly or indirectly, Securities in such Borrower, assuming a tax rate equal to the maximum combined federal, state, and local income tax rate applicable to either a corporation or a natural person that is a resident of New York City, New York (whichever is higher).

“Person” means and includes natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.

“Post-IHI” shall mean the time after the end of the Initial Interest Period for any Term Loan subject to an Interest Hedging Instrument.

“Pre-IHI” shall mean either: (i) the time during which no Interest Hedging Instrument is in effect for the applicable Term Loan, or (ii) the time before the end of the Initial Interest Period for any Term Loan subject to an Interest Hedging Instrument.

“Projections” means Parent’s forecasted profit and loss statements, balance sheets and statements of cash flows, prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Refinancing Debt” means refinancings, renewals, or extensions of Debt so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Debt so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Debt so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,

(c) if the Debt that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Debt that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Debt that was refinanced, renewed, or extended.

“Regulatory Change” has the meaning specified therefor in Section 2.14 hereof.

“Reorganization” means (i) the distribution of certain of the general partnership interests of Parent currently held by the General Partnership to the certain members of the General Partnership and the automatic conversion of such general partnership units into limited partnership interests of Parent (the “Initial Distribution”), (ii) the transfer by the General Partnership of its remaining general partnership interests in Parent to the IPO Vehicle (the “GP

Transfer”), (iii) the LP Amendment, (iv) a bona fide underwritten sale to the public of common Securities of the IPO Vehicle, in any transaction or series or related transactions, pursuant to an effective registration statement on Form S-1 that is declared effective by the SEC (the “IPO Sale”), and (v) the purchase by the IPO Vehicle of all of the limited partnership interests of Parent held by Vulcan Wealth Management LLC and certain limited partnership interests of Parent held by other Persons.

“Request for Borrowing” means an irrevocable written notice from a Responsible Officer of Administrative Borrower to Lender of a Borrower’s request to borrow any Loan, which notice shall be substantially in the form of Exhibit R-1 attached hereto.

“Request for Conversion/Continuation” means an irrevocable written notice from a Responsible Officer of Administrative Borrower to Lender pursuant to the terms of Section 2.7, substantially in the form of Exhibit R-2 attached hereto.

“Responsible Officer” means, with respect to any Person, (a) the managing partner, managing member, chief executive officer, chief financial officer or chief operating officer of such Person, or (b) any other officer of such Person designated by an officer of the type described in clause (a).

“Revolving Credit Facility” means the revolving credit facility described in Section 2.1 hereof pursuant to which Lender provides Revolving Loans to Borrowers and issues Letters of Credit for the account of Borrowers.

“Revolving Credit Facility Commitment” means the commitment of Lender to make Revolving Loans and to issue Letters of Credit in an aggregate principal amount not to exceed the Maximum Revolver Amount.

“Revolving Credit Facility Usage” means, at any time, the sum of (a) the aggregate principal balance of all Revolving Loans outstanding at such time, plus (b) the amount of the Letter of Credit Usage at such time.

“Revolving Credit Maturity Date” means the earlier of (a) December 24, 2016 and (b) such earlier date on which the Obligations shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Revolving Loan” means a revolving loan made by Lender to Borrowers pursuant to Section 2.1 hereof.

“Revolving Loan Obligations” means any Obligation with respect to the Revolving Loans and Letters of Credit (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“SEC” means the Securities and Exchange Commission of the United States of America or any successor thereto.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among the Loan Parties and Lender.

“Securities” means the capital stock, partnership interests, membership interests, or other securities of a Person, all warrants, options, convertible securities, and other interests which may be exercised in respect of, converted into or otherwise relate to such Person’s capital stock, partnership interests, membership interests, or other equity interests and any other securities, including debt securities of such Person.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Shareholder” means, with respect to each Person, the holder of some or all of the Securities in such Person.

“Silvercrest” has the meaning specified therefor in the Preamble hereto.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Letter of Credit Practice” means, for Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP 600, as chosen in the applicable Letter of Credit.

“Stock Pledge Agreement” means that certain Stock Pledge Agreement, dated as of the date hereof, by and between Parent and Lender.

“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than 50% of the Securities of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a 50% equity interest at the time.

“Taxes” means any tax based upon, or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property taxes, or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local, or foreign taxing authority upon any Person.

“Term Loan” means a term loan made by Lender to Borrowers pursuant to Section 2.2 hereof.

“Term Loan Facility” means the delayed-draw term loan facility described in Section 2.2 hereof pursuant to which Lender provides Term Loans to Borrowers.

“Term Loan Draw Date” means each date on which a Term Loan is made hereunder, each of which shall occur, if ever, not later than June 25, 2018.

“Term Loan Commitment” means the commitment of Lender to make Term Loans to Borrower on each Term Loan Draw Date, in an aggregate principal amount not to exceed $7,500,000.

“Term Loan Maturity Date” means the earlier of (a) June 24, 2020 and (b) such earlier date on which the Obligations shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Term Loan Obligations” means any Obligation with respect to the Term Loans (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Transaction Costs” means any and all fees, costs and expenses payable by the Loan Parties (including such fees payable to Lender) in connection with the Loans and the consummation of the transactions contemplated by this Agreement.

“UCC” means the California Uniform Commercial Code as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Unmatured Event of Default” means an event, act, or occurrence which, with the giving of notice or the passage of time, would become an Event of Default.

“Upfront Fee” has the meaning specified therefor in Section 2.11(a).

1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. References in this Agreement to a “determination” or “designation” include estimates by Lender (in the case of quantitative determinations or designations), and beliefs by Lender (in the case of qualitative determinations or designations). The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement or any of the Loan Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. Any reference herein or in any other Loan Document to the satisfaction, payment or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization) of all Obligations (other than unasserted contingent indemnification obligations and unasserted contingent expense reimbursement claims) and the termination of the Commitments of Lender to extend credit hereunder. Where pro forma compliance with Section 6.15 is required but no measurement period is cited in Section 6.15 or in the defined terms used therein has then elapsed, the applicable covenant in Section 6.15 for the first measurement period cited in such Section shall need to be satisfied as of the last 4 quarters most recently ended.

ARTICLE II AMOUNT AND TERMS OF LOANS

2.1 Revolving Credit Facility.

(a) Subject to the provisions of this Section 2.1 and Article III hereof, and the other terms and conditions set forth in this Agreement:

(i) Lender agrees to make Revolving Loans to Borrowers on and after the Closing Date until, but not including, the Revolving Credit Maturity Date, at such times and in such amounts as Borrower may request in accordance with Section 2.7 hereof; and

(ii) Revolving Loans under the Revolving Credit Facility may be borrowed, repaid without penalty or premium, and, subject to the terms and conditions of this Agreement, reborrowed.

(b) In no event shall Lender be obligated to make Revolving Loans hereunder if, after giving effect to the requested Revolving Loan, the Revolving Credit Facility Usage would exceed the Maximum Revolver Amount.

(c) Subject to Section 2.1(b) hereof, each Borrowing under the Revolving Credit Facility shall be in a minimum principal amount of $500,000 and, thereafter, in integral multiples of $100,000, unless such Borrowing is being made to pay any interest, fees, or expenses then due hereunder, in which case such Borrowing may be in the amount of such interest, fees, or expenses.

2.2 Term Loans.

(a) Subject to the provisions of this Section 2.2 and Article III hereof and the other terms and conditions set forth in this Agreement

(i) Lender agrees to make Term Loans to Borrowers at Administrative Borrower’s request on any date occurring on or after the Closing Date and on or prior to June 25, 2018, in such amount as Borrower may request in accordance with Section 2.7 hereof;

(ii) The Term Loan Facility is not a revolving credit facility and any portion of a Term Loan that is repaid or prepaid may not be reborrowed;

(iii) On the date on which each Term Loan shall be made to Borrowers, the Term Loan Commitment shall be automatically and permanently reduced on such date by an amount equal to the aggregate original principal amount of such Term Loan;

(iv) Any portion of the Term Loan Commitment that has not been funded by Lender to Borrowers shall expire and be terminated upon the earlier to occur of (i) 5:00 p.m. Pacific time on June 25, 2018 and (ii) the Term Loan Maturity Date.

(b) The aggregate principal amount of Term Loans made hereunder shall not exceed the Maximum Term Amount.

(c) Subject to Section 2.2(b) hereof, each Borrowing under the Term Loan Facility shall be in a minimum principal amount of $500,000 and, thereafter, in integral multiples of $100,000, unless such Borrowing is being made to pay any interest, fees, or expenses then due hereunder, in which case such Borrowing may be in the amount of such interest, fees, or expenses.

2.3 Rate Designation.

Administrative Borrower shall designate each Loan as a Base Rate Loan or a LIBOR Rate Loan in the Request for Borrowing or Request for Conversion/Continuation given to Lender in accordance with Section 2.7 or Section 2.8, as applicable. Notwithstanding any provision to the contrary contained in this Agreement, any and all Term Loans subject to an Interest Hedging Instrument shall be LIBOR Rate Loans.

2.4 Interest Rates; Payment Interest.

(a) Borrowers shall make each payment required to be made hereunder to Lender’s Account not later than noon Pacific time, on the due date of payment. If not paid in full in immediately available funds when due, each Borrower hereby authorizes Lender to charge the amount of any portion of such payments not made on such date to the Loan Account as a Revolving Loan, which thereafter shall accrue interest at the rate then applicable to Base Rate Loans hereunder.

(b) Subject to Section 2.5, each Base Rate Loan shall bear interest on the unpaid principal balance thereof, from and including the date advanced or converted to a Base Rate Loan, to but excluding the date of conversion to a LIBOR Rate Loan or repayment thereof, at a fluctuating rate, per annum, equal to the lesser of (i) the greater of (A) the Base Rate plus the Base Rate Margin, and (B) 2.50% per annum, and (ii) the Highest Lawful Rate. Accrued and unpaid interest with respect to Base Rate Loans shall be due and payable, in arrears, (A) on each Interest Payment Date, commencing on the first Interest Payment Date following the Closing Date, and continuing on each Interest Payment Date thereafter up to and including the Interest Payment Date immediately preceding (y) with respect to Base Rate Loans that are Revolving Loans, the Revolving Credit Maturity Date, and (z) with respect to Base Rate Loans that are Term Loans, the Term Loan Maturity Date, and (B)(y) with respect to Base Rate Loans that are Revolving Loans, on the Revolving Credit Maturity Date, and (z) with respect to Base Rate Loans that are Term Loans, on the Term Loan Maturity Date.

(c) Subject to Section 2.5, each LIBOR Rate Loan shall bear interest on the unpaid principal balance thereof, from the date advanced, converted to a LIBOR Rate Loan, or continued as a LIBOR Rate Loan for a new Interest Period, to but excluding the date of conversion to a Base Rate Loan, repayment thereof, at a rate, per annum, equal to the lesser of (i) the LIBOR Rate plus the LIBOR Rate Margin and (ii) the Highest Lawful Rate. Accrued and unpaid interest with respect to LIBOR Rate Loans shall be due and payable, in arrears, (A) on each Interest Payment Date applicable to that LIBOR Rate Loan, commencing on the first Interest Payment Date following the Closing Date, and continuing on each Interest Payment Date thereafter up to and including the Interest Payment Date immediately preceding (y) with respect to LIBOR Rate Loans that are Revolving Loans, the Revolving Credit Maturity Date, and (z) with respect to LIBOR Rate Loans that are Term Loans, the Term Loan Maturity Date, and (B)(y) with respect to LIBOR Rate Loans that are Revolving Loans, on the Revolving Credit Maturity Date, and (z) with respect to LIBOR Rate Loans that Term Loans, on the Term Loan Maturity Date. Anything to the contrary contained in this Agreement notwithstanding, Borrowers may not have more than ten (10) LIBOR Rate Loans outstanding at any one time.

2.5 Default Rate. Upon the occurrence and during the continuance of an Event of Default, (a) all Loans then outstanding shall bear interest at a rate equal to the rate otherwise applicable to such Loan plus 2.00 percentage points, and (b) the Letter of Credit fee provided for in Section 2.11(c) shall be increased by 2.00 percentage points above the per annum rate otherwise applicable under this Agreement. All amounts payable under this Section 2.5 shall be due and payable on demand by Lender.

2.6 Computation of Interest and Fees; Maximum Interest Rate.

(a) All computations of interest with respect to the Loans that bear interest at the Base Rate and computations of the fees due hereunder for any period shall be calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed in such period. All computations of interest with respect to the Loans that bear interest at the LIBOR Rate shall be made on the basis of a 360-day year and actual days elapsed.

Interest shall accrue from the first day of the making of a Loan (or the date on which interest or fees or other payments are due hereunder, if applicable) to (but not including) the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof.

(b) Anything to the contrary contained in this Agreement notwithstanding, Borrowers shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve, or take interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such Highest Lawful Rate; provided, however, that, if the interest rate otherwise applicable hereunder declines below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Loans) until the interest that has been paid hereunder equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates otherwise specified in this Agreement. For purposes of this Section 2.6, the term “applicable law” shall mean that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of California and, to the extent controlling, laws of the United States of America.

2.7 Request for Borrowing.

(a) Each Base Rate Loan shall be made on a Business Day and each LIBOR Rate Loan shall be made on a Eurodollar Business Day.

(b) Each Loan shall be made upon written notice, by way of a Request for Borrowing, which Request for Borrowing shall be irrevocable and shall be given by telefacsimile, mail, email or personal service, and delivered to Lender at 555 S. Flower Street, 24th Floor, Los Angeles, CA 90071, telefacsimile number (213) 673-9801, as follows:

(i) for a Base Rate Loan, Administrative Borrower shall deliver to Lender a Request for Borrowing not later than noon Pacific time on the date that is one (1) Business Day prior to the requested Funding Date, and such Request for Borrowing shall specify that a Base Rate Loan is requested and state the amount thereof (subject to the provisions of this Article II);

(ii) for a LIBOR Rate Loan, Administrative Borrower shall deliver to Lender a Request for Borrowing not later than noon Pacific time on the date that is two (2) Eurodollar Business Days before the requested Funding Date, and such Request for Borrowing shall specify that a LIBOR Rate Loan is requested and state the amount and the initial Interest Period applicable thereto (subject to the provisions of this Article II); provided, however, that no Loan shall be available as a LIBOR Rate Loan when any Event of Default has occurred and is continuing. If Administrative Borrower fails to designate a Loan as a LIBOR Rate Loan in accordance herewith, the Loan will be a Base Rate Loan, provided that Administrative

Borrower may at any time thereafter convert such Base Rate Loan into a LIBOR Rate Loan in accordance with the terms of this Agreement. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the prepayment of any LIBOR Rate Loan on any day other than the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan on any day other than the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Request for Borrowing or notice of prepayment, as applicable, delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Lender, be deemed to equal the amount determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Administrative Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section 2.7(b) (which certificate shall include Lender’s calculations of such amount or amounts) shall be conclusive absent manifest error.

(c) If the notice provided for in clause (b) of this Section 2.7 with respect to a Base Rate Loan or a LIBOR Rate Loan is received by Lender not later than noon Pacific time, on a Business Day or Eurodollar Business Day, as applicable, such day shall be treated as the first Business Day or Eurodollar Business Day, as applicable, of the required notice period. In any other event, such notice will be treated as having been received immediately before noon Pacific time, of the next Business Day or Eurodollar Business Day, as applicable, and such day shall be treated as the first Business Day or Eurodollar Business Day, as applicable, of the required notice period.

(d) The initial Request for Borrowing shall include certification by a Responsible Officer of Administrative Borrower that each of the conditions in Article III have been satisfied or waived. Each Request for Borrowing delivered to Lender thereafter shall include a certificate by a Responsible Officer of Administrative Borrower that each of the conditions set forth in Section 3.2 have been satisfied or waived.

2.8 Conversion or Continuation.

(a) Subject to the provisions of clause (d) and (e) of this Section 2.8 and the provisions of Section 2.14, Borrowers shall have the option to (i) convert all or any portion of the principal amount of outstanding Base Rate Loans equal to $250,000, and integral multiples of $50,000 in excess of such amount, to a LIBOR Rate Loan, (ii) convert all or any portion of the principal amount of outstanding LIBOR Rate Loans equal to $250,000 and integral multiples of $50,000 in excess of such amount, to a Base Rate Loan, and (iii) upon the expiration of any Interest Period applicable to any outstanding LIBOR Rate Loan, continue all or any portion of the principal amount of such LIBOR Rate Loan equal to $250,000, and integral multiples of $50,000 in excess of such amount, as a LIBOR Rate Loan, and the succeeding Interest Period of such continued Loan shall commence on the expiration date of the Interest Period previously applicable thereto; provided, however, that a LIBOR Rate Loan only may be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, however, that if, before the expiration of an Interest Period of a LIBOR Rate Loan, Administrative Borrower fails to timely deliver the appropriate Request for Conversion/Continuation, such LIBOR Rate Loan automatically shall be converted to a Base Rate Loan.

(b) Administrative Borrower shall by telefacsimile, mail, email or personal service deliver a Request for Conversion/Continuation to Lender (i) no later than noon Pacific time, one (1) Business Day prior to the proposed conversion date, in the case of a conversion to a Base Rate Loan, and (ii) no later than noon Pacific time, two (2) Eurodollar Business Days prior to the proposed conversion or continuation date, in the case of a conversion to, or a continuation of, a LIBOR Rate Loan. A Request for Conversion/Continuation shall specify (x) the proposed conversion or continuation date (which shall be a Business Day or a Eurodollar Business Day, as applicable), (y) the amount and type of the Loan to be converted or continued, and (z) the Interest Period applicable to any Loan being converted to or continued as a LIBOR Rate Loan.

(c) Any Request for Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrowers shall be obligated to convert or continue in accordance therewith.

(d) No Loan (or portion thereof) may be converted into, or continued as, a LIBOR Rate Loan with an Interest Period that ends after (i) with respect to a Revolving Loan, the Revolving Credit Maturity Date, and (ii) with respect to Term Loans, the Term Loan Maturity Date.

(e) Notwithstanding anything to the contrary contained in this Agreement, no Term Loan (or portion thereof) that is subject to an Interest Hedging Instrument may be converted into a Base Rate Loan.

2.9 Mandatory Repayment and Prepayment.

(a) The Revolving Credit Facility Commitment shall terminate on the Revolving Credit Maturity Date, and the outstanding unpaid principal balance of all Revolving Loans, all accrued and unpaid interest on the Revolving Loans, unpaid fees, costs, or expenses that are payable hereunder or under the other Loan Documents in connection with the Revolving Loan Obligations, and all other Revolving Loan Obligations shall be due and payable in full by Borrowers, without notice or demand on the earliest of (i) the Revolving Credit Maturity Date, (ii) the date of the acceleration of the Revolving Loan Obligations in accordance with the terms hereof, and (iii) the date of termination of this Agreement pursuant to Section 7.2.

(b) The Term Loan Commitment shall terminate on June 25, 2018. Prior to the IHI Date, the principal amount of each Term Loan drawn (i) on or prior to June 24, 2015 shall be repaid in twenty equal quarterly installments, and (ii) after June 24, 2015 shall be repaid in equal quarterly installments, with the amount of such installments calculated based on an amortization period from the Term Loan Draw Date with respect to such Term Loan to the Term Loan Maturity Date, with each such payment in the case of both clause (i) and (ii) due and payable on the last Business Day of each March, June, September and December in each year, commencing with the first such date to occur after the applicable Term Loan Draw Date. In the event that all or any portion of a Term Loan becomes subject to an Interest Hedging Instrument, Borrowers shall make consecutive monthly installments of principal plus interest (with interest determined in accordance with such Interest Hedging Instrument) on the portion of such Term Loan that is subject to such Interest Hedging Instrument on the first day of each month after the IHI Date, with the amount of such monthly principal payments calculated based on an amortization period equal to (x) with respect to each Term Loan drawn on or prior to June 24, 2015, five (5) years less the number of months which have elapsed since the applicable Term Loan Draw Date, and (y) with respect to each Term Loan drawn after June 24, 2015, the period remaining prior to the Term Loan Maturity Date. The installments of the principal payments of any portion of such Term Loan that is not subject to such Interest Hedging Instrument shall be adjusted at such time, with the amount of such quarterly principal payments calculated based on an amortization period equal to (A) with respect to each Term Loan drawn on or prior to June 24, 2015, five (5) years less the number of quarters which have elapsed since the applicable Term Loan Draw Date, and (B) with respect to each Term Loan drawn after June 24, 2015, the period remaining prior to the Term Loan Maturity Date, with each such payment in the case of both clause (A) and (B) due and payable on the last Business Day of each March, June, September and December in each year, commencing with the first such date to occur after the applicable Term Loan Draw Date. The remaining outstanding unpaid principal balance of the Term Loans, all accrued and unpaid interest on the Term Loans, all unpaid fees, costs, or expenses that are payable hereunder or under the other Loan Documents in connection with the Term Loan Obligations, and all other Term Loan Obligations shall be due and payable in full, without notice or demand on the earliest of (I) the Term Loan Maturity Date, (II) the date of the acceleration of the Term Loan Obligations in accordance with the terms hereof, and (III) the date of termination of this Agreement pursuant to Section 7.2.

(c) Borrowers shall repay the Revolving Loans from time to time such that the aggregate principal balance of all Revolving Credit Loans outstanding is less than or equal to $3,000,000 for at least thirty (30) consecutive days on not less than two separate occasions during each fiscal year.

(d) In the event that, at any time, the Revolving Credit Facility Usage exceeds the Maximum Revolver Amount, then, and in each such event, Borrowers shall promptly (and in any event before the end of such Business Day) repay the amount of such excess to Lender (the “Overadvance Amount”). If payment in full of the outstanding Revolving Loans is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Maximum Revolver Amount, Borrowers shall maintain Letter of Credit Collateralization of the outstanding Letter of Credit Usage. Lender shall not be obligated to provide any Revolving Loans during any period that an Overadvance Amount is outstanding.

2.10 Voluntary Prepayments; Termination of Commitments.

(a) Subject to payment of any amounts due under any Interest Hedging Instrument, Borrowers shall have the right, at any time and from time to time, to prepay the Loans in whole or in part without penalty or premium. Administrative Borrower shall give Lender written notice not less than one (1) Business Day prior to any such prepayment with respect to Base Rate Loans and not less than two (2) Eurodollar Business Days prior written notice of any such prepayment with respect to LIBOR Rate Loans. In each case, such notice shall specify the date on which such prepayment is to be made (which shall be a Business Day or Eurodollar Business Day, as applicable), and the amount of such prepayment. Each such prepayment shall be in an aggregate minimum amount of $500,000, and integral multiples of $100,000 in excess of such amount, in each case, and shall include interest accrued but unpaid on the principal amount prepaid to, but not including, the date of payment in accordance with the terms hereof (or, in each case, such lesser amount constituting the amount of all Loans then outstanding). The foregoing to the contrary notwithstanding, Borrowers may prepay any portion of the outstanding principal balance of a LIBOR Rate Loan prior to the end of the applicable Interest Period, provided, that such prepayment shall be subject to Section 2.7(b)(ii).

(b) Borrowers may, upon notice to the Lender from the Administrative Borrower, terminate the Commitments, or from time to time permanently reduce either the Revolving Credit Facility Commitment or the Term Loan Commitment (or both); provided that (i) any such notice shall be received by the Lender not later than three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, and (iii) Borrowers shall not terminate or reduce the Revolving Credit Facility Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Facility Usage would exceed the Revolving Credit Facility Commitment.

2.11 Fees.

(a) Upfront Fee. Borrowers shall pay a fee (the “Upfront Fee”) to Lender (i) in the amount of $48,750 on the Closing Date, which shall be due and payable in full in immediately available funds on the Closing Date, and (ii) in an amount equal to 0.30% times the amount of any Term Loan made hereunder, which shall be due and payable in full in immediately available funds on the Term Loan Draw Date with respect thereto. The Upfront Fee shall be deemed fully earned and non-refundable under all circumstances.

(b) Unused Line Fee. An unused line fee shall be due and payable quarterly in arrears, on the first Business Day of each fiscal quarter, in an amount equal to (i) 0.25% per annum times the actual daily amount by which the Revolving Credit Facility Commitment exceeds Revolving Credit Facility Usage for the immediately preceding fiscal quarter, plus (ii) 0.40% per annum times the actual daily amount of unused Term Loan Commitment for the immediately preceding fiscal quarter. For the avoidance of doubt, no unused line fee with respect to the Revolving Credit Facility shall accrue on or after the Revolving Credit Maturity Date, and no unused line fee with respect to the Term Loan Facility shall accrue on or after June 25, 2018.

(c) Letter of Credit Fees. A Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a per annum rate equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, payable quarterly in arrears on each Interest Payment Date applicable to Base Rate Loans and on the Revolving Credit Maturity Date and continuing until all undrawn Letters of Credit have expired or been returned for cancellation. A fronting fee with respect to each Letter of Credit equal to 0.125% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit, payable quarterly in arrears on each Interest Payment Date applicable to Base Rate Loans and on the Revolving Credit Maturity Date and continuing until all undrawn Letters of Credit have expired or been returned for cancellation. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any Letter of Credit and honoring of draws under any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.12 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of a Borrower made in accordance herewith, Lender agrees to issue a requested Letter of Credit for the account of such Borrower. By submitting a request to Lender for the issuance of a Letter of Credit, such Borrower shall be deemed to have requested that Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by a Responsible Officer and delivered to Lender by telefacsimile, mail, email or personal service, and delivered to Lender at 555 S. Flower Street, 24th Floor, Los Angeles, CA 90071, telefacsimile number (213) 673-9801, and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Lender, and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Letter of Credit Agreements as Lender may request or require, to the extent that such requests or requirements are consistent with the Letter of Credit Agreements that Lender generally requests for Letters of Credit in similar circumstances. Lender’s records of the content of any such request will be conclusive.

(b) Lender shall have no obligation to issue, amend, renew or extend a Letter of Credit (i) after the Revolving Credit Maturity Date, and/or (ii) if, after giving effect to the requested issuance, amendment, renewal, or extension, (1) the Letter of Credit Usage would exceed the lesser of: (x) the Maximum Revolver Amount less the outstanding amount of Revolving Loans, or (y) $4,000,000, and/or (2) an Event of Default exists or would result therefrom.

(c) Lender shall have no obligation to issue a Letter of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Lender from issuing such Letter of Credit or any law applicable to Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Lender shall prohibit or request that Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (ii) the issuance of such Letter of Credit would violate one or more policies of Lender applicable to letters of credit generally.

(d) Each Letter of Credit shall be in form and substance reasonably acceptable to Lender, including the requirement that the amounts payable thereunder must be payable in Dollars, and shall expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Revolving Credit Maturity Date. If Lender makes a payment under a Letter of Credit, Borrowers shall pay the Lender an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Article III or this Section 2.12) and, initially, shall bear interest at the rate then applicable to Revolving Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay Lender such resulting Revolving Loan.

(e) Each Borrower agrees to indemnify, defend and hold harmless Lender (including its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 9.3) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of: (i) any Letter of Credit or any pre-advice of its issuance; (ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit; (iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit; (iv) any independent undertakings issued by the beneficiary of any Letter of Credit; (v) any unauthorized instruction or request made to Lender in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission; (vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated; (vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document; (viii)

the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person; (ix) Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or (x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.12(e). If and to the extent that the obligations of Borrowers under this Section 2.12(e) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(f) The liability of Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Lender’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Lender shall be deemed to have acted with due diligence and reasonable care if Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers’ aggregate remedies against Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.12(d), plus interest at the rate then applicable to Revolving Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Lender to effect a cure.

(g) Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Lender, irrespective of any assistance Lender may provide such as drafting or recommending text or by Lender’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers does not at any time want such Letter of Credit to be renewed, Borrowers will so notify Lender at least 15 calendar days before Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(h) Borrowers’ reimbursement and payment obligations under this Section 2.12 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including: (i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein; (ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit; (iii) Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit; (iv) Lender or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit; (v) the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Lender or any other Person; (vi) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.12(h), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Lender, the beneficiary or any other Person; or (vii) the fact that any Unmatured Event of Default or Event of Default shall have occurred and be continuing; provided, however, that subject to Section 2.12(f) above, the foregoing shall not release Lender from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Lender arising under, or in connection with, this Section 2.12 or any Letter of Credit.

(i) Without limiting any other provision of this Agreement, Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Lender’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Lender for each drawing under each Letter of Credit shall not be impaired by: (i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary; (ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary; (iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit; (iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit); (v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Lender in good faith believes to have been given by a Person authorized to give such instruction or request; (vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers; (vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates; (viii) assertion or waiver of any provision of the ISP or UCP 600 that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place; (ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it; (x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be; (xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Lender if subsequently Lender or any court or other finder of fact determines such presentation should have been honored; (xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or (xiii) honor of a presentation that is subsequently determined by Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(j) Each Borrower acknowledges and agrees that any and all fees, charges, costs, or commissions in effect from time to time imposed by, and any and all expenses incurred by, Lender, or by any adviser, confirming institution or entity or other nominated Person relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignment of proceeds, amendments, drawings, renewals or cancellations), shall be non-refundable expenses under Section 8.1 and shall be reimbursable immediately by Borrowers to Lender.

(k) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto): (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or (ii) there shall be imposed on Lender any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify

Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.12(k) for any such amounts incurred more than 120 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Lender of any amount due pursuant to this Section 2.12(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l) Unless otherwise expressly agreed by Lender and Borrowers, when a Letter of Credit is issued, (i) the rules of the ISP and UCP 600 shall apply to each standby Letter of Credit, and (ii) the rules of UCP 600 shall apply to each commercial Letter of Credit.

(m) In the event of a direct conflict between the provisions of this Section 2.12 and any provision contained in any Letter of Credit Agreement, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.12 shall control and govern.

2.13 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans made by Lender to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Lender for Borrowers’ account, all Term Loans made by Lender to Borrowers or for Borrowers’ account, and all interest, fees and expenses in respect thereof (in each case, as and when payable hereunder or under the other Loan Documents), and all other payment Obligations hereunder or under the other Loan Documents, and all interest, fees, and expenses in respect thereof (in each case, as and when payable hereunder or under the other Loan Documents). Lender shall render monthly statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all expenses owing, and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between each Borrower and Lender unless, within thirty (30) days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.14 Increased Costs. If after the Closing Date, the adoption of, or any change in, any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender with any request, guideline, or directive (irrespective of whether having the force of law) of any governmental authority (a “Regulatory Change”) shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including any such requirement imposed by the Federal Reserve Board, but excluding with respect to any LIBOR

Rate Loan any such requirement included in the calculation of the Base LIBOR Rate, as applicable) against Assets of, deposits with, or for the account of, or credit extended by, Lender or shall impose on Lender or the interbank eurodollar market any other condition affecting its LIBOR Rate Loans, as applicable, or its obligation to make LIBOR Rate Loans, as applicable, then Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Revolving Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.14 for any such amounts incurred more than 120 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Lender of any amount due pursuant to this Section 2.14, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of this Agreement and the protection of this Agreement shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.

2.15 Suspension of LIBOR Rate Loans. If Lender, on any Eurodollar Business Day, is unable to determine the Base LIBOR Rate applicable for a new, continued, or converted LIBOR Rate Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for Lender to make a LIBOR Rate Loan, Borrowers’ right to select LIBOR Rate Loans will be suspended until Lender is again able to determine the Base LIBOR Rate or make LIBOR Rate Loans, as the case may be. During such suspension, new Loans, outstanding Base Rate Loans, and LIBOR Rate Loans whose Interest Periods terminate may only be Base Rate Loans; provided that, if Lender is unable to determine the Base LIBOR Rate for a Term Loan subject to an Interest Hedging Instrument, then during such period of inability, the Term Loan shall bear interest at the alternative rate provided for in the Interest Hedging Instrument. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

2.16 Funding Sources. Nothing herein shall be deemed to obligate Lender to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by Lender that it has obtained or will obtain such funds in any particular place or manner.

2.17 Place of Borrowings. All Loans made hereunder shall be disbursed by credit to Borrowers’ Designated Account or as may otherwise be agreed to between Borrowers and Lender, or as otherwise provided for under this Agreement.

2.18 Survivability. Borrowers’ obligations under Section 2.14 hereof shall survive repayment of the Loans made hereunder and termination of the Commitments.

ARTICLE III CONDITIONS TO LOANS

3.1 Conditions Precedent to the Initial Loan. The obligation of Lender to make its initial Loan is, in addition to the conditions set forth in Section 3.2 hereof, subject to the fulfillment, to the reasonable satisfaction of Lender, or waiver of each of the following conditions on or before the Closing Date:

(a) Borrowers shall have executed and delivered to Lender the Disclosure Statement required under this Agreement. The form and content of the Disclosure Statement shall be reasonably satisfactory to Lender;

(b) Lender shall have received the Guaranty, the Intercompany Subordination Agreement, the Security Agreement, the Stock Pledge Agreement, and each other Loan Document, each duly executed and delivered by each party thereto and in form and substance reasonably satisfactory to Lender;

(c) Lender shall have received the written opinions, dated the date of this Agreement, of counsel to the Loan Parties, in form and substance reasonably satisfactory to Lender and its counsel;

(d) Lender shall have received a letter duly executed by each Loan Party authorizing Lender to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents;

(e) Lender shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the Lender’s Liens in and to the Collateral in which a Lien can be perfected by the filing of a financing statement;

(f) Lender shall have received certified copies of all effective financing statements, judgments or other filings with respect to any Liens which name as debtor any Loan Party and which are filed in the offices referred to in clause (d) above, together with copies of such financing statements, judgments or other filings, in each case, none of which results shall evidence Liens other than Permitted Liens;

(g) Lender shall have received a certificate of status with respect to each Loan Party, dated within ten (10) days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(h) Lender shall have received certificates of status with respect to each Loan Party, each dated within thirty (30) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would result in a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(i) Lender shall have received a copy of each Loan Party’s Governing Documents, certified by a Responsible Officer of such Loan Party as being true, correct, and complete copies thereof, and to the extent available with respect to the Articles or certificate of incorporation or formation of such Loan Party, certified as of a recent date not more than thirty (30) days prior to the Closing Date by an appropriate official of the state of organization of such Loan Party;

(j) Lender shall have received a copy of the resolutions or the unanimous written consents of the board of directors or other governing body of each Loan Party, certified as of the Closing Date by a Responsible Officer of such Loan Party as being true, correct, and complete copies thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Person is or will be a party, and (B) the execution, delivery and performance by such Person of each Loan Document to which such Person is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(k) Lender shall have received a signature and incumbency certificate of the Responsible Officers of each Loan Party executing this Agreement, the Guaranty, the Intercompany Subordination Agreement, the Security Agreement, the Stock Pledge Agreement, and the other Loan Documents to which such Loan Party is a party, certified by a Responsible Officer of such Loan Party;

(l) Lender shall have received full payment of all of the fees, costs, and expenses of Lender (including the reasonable and documented fees and out-of-pocket expenses of Lender’s outside counsel) incurred in connection with the preparation, negotiation, execution, and delivery of the Loan Documents;

(m) Lender shall have received a duly executed disbursement letter with respect to the Loans to be made on the Closing Date, providing instructions to Lender with respect to the disbursement of the proceeds of such Loans;

(n) Lender shall have received a certificate executed by a Responsible Officer of each Loan Party to the effect that such Loan Party has obtained all orders, consents, approvals, and other authorizations and has made all filings and other notifications (governmental or otherwise) required in connection with the execution and delivery of the Loan Documents, other than orders, consents, approvals, authorizations, or filings the failure to obtain or file, as applicable, which could not reasonably be expected to have a Material Adverse Effect;

(o) Lender shall have received a financial report prepared by Parent containing a consolidated statement of the financial condition, operations, partners’ capital and cash flows of Parent and its consolidated Subsidiaries calculated in accordance with GAAP, for the fiscal quarter ending December 31, 2012, certified by a Responsible Officer of Administrative Borrower as being a true and correct copy thereof, and which shall be in form and substance reasonably satisfactory to Lender;

(p) a Material Adverse Effect shall not have occurred since December 31, 2012;

(q) no litigation, inquiry, other action or proceeding (governmental or otherwise), or injunction or other restraining order shall be pending or overtly threatened in writing that could reasonably be expected to have, in the reasonable opinion of Lender, a Material Adverse Effect; and

(r) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Lender and its counsel.

3.2 Conditions Precedent to All Extensions of Credit. The obligation of Lender to make any Loan or other extension of credit hereunder is subject to the fulfillment, at or prior to the time of the making of such Loan or extension of credit, or waiver of each of the following conditions:

(a) the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality in the text thereof) on and as of the date of such Loan or extension of credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality in the text thereof) as of such earlier date;

(b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such Loan or extension of credit, nor shall either result from the making of such Loan or extension of credit;

(c) Administrative Borrower shall have delivered to Lender a Request for Borrowing pursuant to the terms of Section 2.7 hereof;

(d) in the case of any Term Loan, Borrowers shall have paid, or contemporaneously with the drawing of such Term Loan shall pay, the Upfront Fee owing with respect to such Term Loan;

(e) no event or development has occurred since the delivery of the most recent financial statements pursuant to Section 5.2(a) which could reasonably be expected to result in a Material Adverse Effect; and

(f) in the case of the extension of the initial Loans, Lender shall have received a certificate executed by the chief financial officer (or equivalent Responsible Officer) of each Loan Party as to the solvency of the Parent and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated on the Closing Date and the extension of the initial Loans.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Each Borrower makes the following representations and warranties, subject to any exceptions or additional information set forth in the Disclosure Statement with a specific reference to the Section of this Article IV affected thereby, which shall be true, correct, and complete in all respects as of the Closing Date, at and as of the date of each Loan or other extension of credit, as though made on and as of the date of the making of such Loan or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement and the making of the Loans or other extensions of credit:

4.1 Due Organization. Each Loan Party is duly organized and validly existing, in good standing under the laws of the State of its formation and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect on such Person.

4.2 Securities in Loan Parties. As of the Closing Date, all of the Securities of Borrowers and the other Loan Parties are owned by the Persons identified in the Disclosure Statement with respect to this Section 4.2.

4.3 Requisite Power and Authorization. Each Borrower has all requisite power to execute and deliver this Agreement and the other Loan Documents to which it is a party, and to borrow the sums provided for in this Agreement. Each Guarantor has all requisite power to execute and deliver the Loan Documents to which it is a party. Each Loan Party has all governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its businesses as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals that are not currently required or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect. The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents have been duly authorized by each Borrower and all necessary action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of any other Person that has not been obtained. The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by each Guarantor and all necessary action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of any other Person that has not been obtained.

4.4 Binding Agreements. This Agreement and the other Loan Documents to which Borrowers are a party, when executed and delivered by Borrowers, will constitute, the legal, valid, and binding obligations of Borrower, enforceable against Borrowers in accordance with their respective terms, and the Loan Documents to which the Guarantors are a party, when executed and delivered by the Guarantors will constitute, the legal, valid, and binding obligations of the Guarantors, enforceable against the Guarantors, in accordance with their respective terms, in each case except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the limitation of certain remedies by certain equitable principles of general applicability.

4.5 Other Agreements. The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by each of the Guarantors of the Loan Documents to which it is a party, do not and will not: (a) violate (i) any provision of any federal (including the Exchange Act), state, or local law, rule, or regulation (including Regulations T, U, and X of the Federal Reserve Board) binding on any Loan Party, (ii) any order of any domestic governmental authority, court, arbitration board, or tribunal binding on any Loan Party, or (iii) the Governing Documents of any Loan Party, or (b) contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of any Loan Party pursuant to, any Contractual Obligation of such Loan Party, or (c) constitute a tortious interference with any contractual obligation of any Loan Party.

4.6 Litigation: Adverse Facts.

(a) There is no action, suit, proceeding, or arbitration (irrespective of whether purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the knowledge of any Borrower, threatened in writing against or affecting any Loan Party or any of its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect;

(b) None of the Loan Parties or any of their respective Subsidiaries is: (i) in violation of any applicable law in a manner that could reasonably be expected to have a Material Adverse Effect, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner that could reasonably be expected to have a Material Adverse Effect; and

(c) There is no action, suit, proceeding or investigation pending or, to the knowledge of any Borrower, threatened in writing against or affecting any Loan Party or any of its Subsidiaries that questions the validity or the enforceability of this Agreement or other the Loan Documents.

4.7 Government Consents. Other than (i) as may have previously been obtained, filed, or given, as applicable, or (ii) filings and recordings in respect of Liens created pursuant to this Agreement or the Security Documents, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by the Loan Parties of the Loan Documents to which they are a party.

4.8 Title to Assets; Liens. Except for Permitted Liens, all of the Assets of Borrowers and their respective Subsidiaries are free from all Liens of any nature whatsoever. Except for Permitted Liens, Borrowers and their respective Subsidiaries have good and sufficient title to all of their respective Assets reflected in their books and records as being owned by them or their nominee, other than minor defects in title that do not interfere with its ability to conduct its business as currently conducted and any Assets disposed of in the ordinary course of such Borrower’s business and not prohibited by this Agreement. Each Borrower owns, or is licensed to use, all intellectual property material to its business. Neither this Agreement, nor any of the other Loan Documents, nor any transaction contemplated under any such agreement will affect any right, title, or interest of the Loan Parties or any of their respective Subsidiaries in and to any of their respective Assets in a manner that could reasonably be expected to have a Material Adverse Effect.

4.9 Payment of Taxes. All income and other material tax returns and reports of the Loan Parties and their respective Subsidiaries (and all taxpayers with which such Person is consolidated or combined) required to be filed have been timely filed (inclusive of any permitted extensions), and all income and other material Taxes, assessments, fees, amounts required to be withheld and paid to a Governmental Authority and all other governmental charges upon any Loan Party or any of their respective Subsidiaries, and upon their Assets, income, and franchises, have been timely paid or are the subject of a Permitted Protest. To the knowledge of Borrowers, there is no asserted or assessed Tax deficiency against any Loan Party.

4.10 Governmental Regulation.

(a) No Borrower is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(b) Each Borrower is duly registered as an investment adviser or an associated person of an investment adviser, as applicable, under the Investment Advisers Act of 1940, as amended (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for any Borrower’s Subsidiaries).

(c) Except as set forth in the Information Certificate delivered to Lender, none of the Loan Parties, any Subsidiary of any Loan Party, any of their respective members, partners, officers, directors or other employees (in their capacity as employees) or other Affiliates are required under applicable law to be duly registered, licensed or qualified as a broker-dealer or as a member of a self-regulatory organization, such as FINRA, or to be registered, licensed or qualified as a broker-dealer representative, a registered representative, or agent in any State of the United States or with the SEC or required to be registered with any other Governmental Authority under applicable law.

(d) Any decrease in the aggregate value of the assets of the Loan Parties (other than Margin Securities) that are included in the Collateral (as such term is defined in the Security Agreement) from the aggregate value of such assets as reported on the financial statements most recently delivered by Borrowers to Lender could not reasonably be expected to cause any Loan, the application of the proceeds of such Loan, or the transactions contemplated by this Agreement to violate Regulations T, U or X of the Federal Reserve Board.

(e) None of the Loan Parties, or any Subsidiary of any Loan Party, is subject to regulation under the Federal Power Act or any federal, state, or local law, rule, or regulation generally limiting its ability to incur Debt.

4.11 Disclosure. No representation or warranty of any Loan Party contained in this Agreement or any other document, certificate, or written statement furnished to Lender by or on behalf of Borrowers (as modified or supplemented by other written information so furnished) with respect to the business, operations, Assets, or condition (financial or otherwise) of the Loan Parties for use solely in connection with the transactions contemplated by this Agreement (other than the Projections, any other financial projections and pro forma financial information, other forward-looking information, information of a general economic nature or information related to the specific industry in which any Loan Party conducts its business), when taken as a whole and as of the date on which such representation or warranty was so made, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements (when taken as a whole) contained herein or therein, in light of the circumstances under which they were made, not materially misleading. All financial projections (including the Projections) represent, as of the date on which such financial projections are delivered to Lender, Borrowers’ good faith estimate of future performance for the periods covered thereby, based on assumptions believed by Borrowers to be reasonable in light of the circumstances under which such projections were prepared; provided that Lender acknowledges and agrees that financial projections are inherently uncertain and are not a guarantee of future performance and that actual results for the periods covered by such projections may differ from projected results and such differences may be material.

4.12 Debt. None of the Borrowers or any of their Subsidiaries has any Debt outstanding other than Debt permitted by Section 6.1 hereof.

4.13 Existing Defaults. None of the Borrowers or any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, contained in any Contractual Obligation applicable to it, and no condition exists which, with or without the giving of notice or the lapse of time, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.14 No Default; No Material Adverse Effect.

(a) No Event of Default has occurred and is continuing or would result from any proposed Loan.

(b) No Material Adverse Effect has occurred since December 31, 2012, and no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect.

4.15 Affiliate Transactions. Except with respect to transactions permitted under Section 6.7, each Permitted Investment by any Borrower in an Affiliate of a Borrower (other than another Borrower) was negotiated by the applicable Borrower in good faith and on terms that, at the time of such Permitted Investment, were not less favorable to the applicable Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

4.16 Nature of Business. No Loan Party is engaged in any business other than as set forth the Disclosure Statement with respect to this Section 4.16 and businesses that are ancillary, or reasonably related or incidental thereto.

4.17 Deposit Accounts and Securities Accounts. Set forth on the Disclosure Statement with respect to this Section 4.17 (as such Disclosure Statement may be amended, modified or supplemented from time to time by Administrative Borrower) is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.18 Solvency. Each Loan Party is Solvent.

4.19 Holding Company Status. Parent has no material liabilities (other than liabilities arising under the Loan Documents), owns no material assets and engages in no operations or business (other than ownership of the Loan Parties and their Subsidiaries and activities reasonably related thereto).

ARTICLE V AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as any portion of the Commitments under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article V affected thereby concerning matters which do not conform to the covenants of this Article V, each Borrower will do, and will cause each of its Subsidiaries to do, each and all of the following:

5.1 Accounting Records and Inspection. Maintain adequate financial and accounting books and records, in which entries are made in conformity with GAAP consistently applied, and permit any representative of Lender to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and to discuss its affairs, financing, and accounts with such Borrower’s or the applicable Subsidiary’s officers and, so long as an officer of such Borrower is present, independent public accountants (provided that (i) such Borrower shall cause its officers to be reasonably available for any such discussions, and (ii) any such discussion shall be subject to such accountants’ customary policies and procedures), at any time during usual business hours, provided, so long as no Event of Default has occurred and is continuing, Lender shall provide Borrower with not less than 5 Business Days’ notice of any inspection, audit, examination or discussions and no more than one such inspection, audit, examination or discussion shall occur in any fiscal year. Each Borrower shall furnish Lender with any information reasonably requested by Lender regarding the Loan Parties’ or their respective Subsidiaries’ business or finances promptly upon request.

5.2 Financial Statements and Other Information. Furnish to Lender:

(a) Within one-hundred and twenty (120) days after the end of each fiscal year of Parent (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), an annual report containing a consolidated and, to the extent the IPO Vehicle has any direct Subsidiaries other than Parent, the consolidating statement of the financial condition, operations, partners’ capital and cash flows of (i) on or prior to the date of the IPO Sale, Parent and its consolidated Subsidiaries, and (ii) after the date of the IPO Sale, IPO Vehicle and its consolidated Subsidiaries, as of the end of such fiscal year, all of which shall be accompanied by a report and an unqualified opinion, prepared in accordance with GAAP, of independent certified public accountants of recognized standing selected by Parent (which opinion shall be without (i) a “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, or (iii) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.15);

(b) Within forty-five (45) days after the end of each fiscal quarter of Parent (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a financial report containing a consolidated and, to the extent the IPO Vehicle has any direct Subsidiaries other than Parent, the consolidating statement of the financial condition, operations, partners’ capital and cash flows of (i) on or prior to the date of the IPO Sale, Parent and its consolidated Subsidiaries, and (ii) after the date of the IPO Sale, IPO Vehicle and its consolidated Subsidiaries, a listing of Discretionary Assets Under Management and a report detailing the aggregate quarterly inflows and outflows of funds with respect to each Borrower and its Subsidiaries, other than with respect to Discretionary Assets Under management which is not a GAAP term, in each case prepared in accordance with GAAP for the period then ended subject to the year-end adjustments and the absence of footnotes;

(c) Within forty-five (45) days after the beginning of each fiscal year of Parent, copies of Projections for such fiscal year, prepared on a basis consistent with the Projections Borrowers delivered on or prior to the Closing Date to Lender, for the forthcoming fiscal year, quarter by quarter, certified by a Responsible Officer of Administrative Borrower as being such Responsible Officer’s good faith estimate of future performance for the periods covered thereby, based on assumptions believed by such Responsible Officer to be reasonable in light of the circumstances under which such projections were prepared; provided, that Lender acknowledges and agrees that financial projections are inherently uncertain and are not a guarantee of future performance and that actual results for the periods covered by such projections may differ from projected results and such differences may be material;

(d) Concurrently with the delivery of the reports in clauses (a) and (b) of this Section 5.2, a Compliance Certificate duly executed by a Responsible Officer of Administrative Borrower stating that (i) he or she has individually reviewed the provisions of this Agreement and the other Loan Documents, (ii) the financial statements delivered concurrently therewith have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries for the periods covered thereby, (iii) a review of the activities of the Loan Parties and their Subsidiaries during such fiscal year or fiscal quarter, as the case may be, has been made by or under such individual’s supervision, with a view to determining whether the Loan Parties and their Subsidiaries have fulfilled all of their obligations under this Agreement and the other Loan Documents, and that the Loan Parties and their Subsidiaries have observed and performed each undertaking contained in this Agreement, and the other Loan Documents, (iv) no Event of Default or Unmatured Event of Default has occurred and is continuing, or if an Event of Default or Unmatured Event of Default has occurred and is continuing, specifying all such Events of Default or Unmatured Events of Default of which such individual has knowledge, (v) demonstrating whether each Borrower is in compliance with each of the financial covenants set forth in Section 6.15 for the applicable fiscal period covered by such Compliance Certificate, and (vi) an updated schedule of the holders of the Securities of the Loan Parties (and the number of shares of each class of Securities issued by any Loan Party held by each such holder), to the extent that such schedule has changed from the information most recently provided in the Disclosure Statement and in the compliance certificates delivered following the Closing Date;

(e) if not otherwise included in the financial statements provided pursuant to clause (a) or (b) of this Section 5.2, as applicable, then, contemporaneously with each quarterly and year-end financial report required by clause (a) and (b) of this Section 5.2, a certificate of a Responsible Officer of Administrative Borrower separately identifying and describing all material Debt of the Loan Parties and their Subsidiaries incurred during the applicable fiscal quarter or year for which such financial statement are being delivered;

(f) notice, as soon as possible and, in any event, within five (5) days after any Borrower has knowledge, of: (i) the occurrence of any Event of Default or any Unmatured Event of Default; or (ii) event of default as defined in any agreement governing Debt in any outstanding principal amount in excess of $1,000,000 of any Loan Party or any of its Subsidiaries or under any agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default waived. In any such event, Borrowers also shall supply Lender with a statement from a Responsible Officer of such Borrower or general counsel setting forth the details thereof and the action, if any, that the Loan Parties propose to take with respect thereto if any such action has been determined to be taken;

(g) as soon as practicable, any written report pertaining to material items in respect of any Loan Party’s internal control matters submitted to any Loan Party by its independent accountants in connection with each annual audit of the financial condition of the Loan Parties;

(h) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the IPO Vehicle, and copies of all annual, regular, periodic and special reports and registration statements which IPO Vehicle or any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

(i) as soon as practicable (in any event, within five (5) days after a Responsible Officer of any Borrower has obtained knowledge), written notice of any condition or event which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(j) promptly upon becoming aware of any Person’s seeking to obtain a decree or order for relief with respect to any Loan Party or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrowers are taking or propose to take with respect thereto;

(k) promptly, copies of all amendments to the Governing Documents of any Loan Party;

(l) prompt notice (in any event, within five (5) days after a Responsible Officer of any Borrower has obtained knowledge) of:

(i) all legal or arbitral proceedings, and all proceedings by or before any governmental or regulatory authority or agency, commenced against or, to the knowledge of any Borrower, threatened in writing against any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(ii) the acquisition by any Loan Party of any Margin Securities; and

(iii) the issuance by any United States of America federal or state court or any United States of America federal or state regulatory authority of any injunction, order, or other restraint against any Loan Party prohibiting, or having the effect of prohibiting or delaying, the making of the Loans or the issuance of Letters of Credit to any Borrower, or the institution of any litigation or similar proceeding seeking any such injunction, order, or other restraint against any Loan Party or Lender; and

(m) promptly, such other information and data with respect to the Loan Parties or any of their Subsidiaries, as from time to time may be reasonably requested by Lender (including any information reasonably requested by Lender to enable Lender to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board).

5.3 Existence. Preserve and keep in full force and effect, at all times, its existence, except that any Subsidiary that is not a Borrower may liquidate or dissolve, provided that prior to or in connection with such liquidation or dissolution, such Subsidiary shall have transferred all of its remaining cash and Cash Equivalents, and other property or assets to a Borrower.

5.4 Payment of Taxes and Claims. Pay all income or franchise Taxes and other material Taxes, assessments, and other governmental charges imposed upon it or any of its Assets or in respect of any of its businesses, incomes, or Assets before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except in each case to the extent that the validity of such Tax or assessment shall be the subject of a Permitted Protest.

5.5 Compliance with Laws. Comply (a) in material all respects with the requirements of Regulations T, U and X of the Federal Reserve Board, the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and (b) with the requirements of all other applicable laws, rules, regulations, and orders of any Governmental Authority, except, solely in the case of this clause (b), to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.6 Further Assurances. At any time or from time to time upon the reasonable request of Lender, execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

5.7 Formation of Subsidiaries. At the time that any Borrower forms any direct or indirect Subsidiary, or acquires any direct or indirect Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) (a) cause such new Subsidiary, and if applicable, such Borrower, to provide to Lender a joinder to the Intercompany Subordination Agreement, to the extent applicable, a Stock Pledge Agreement, the Guaranty and the Security Agreement, together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), provided, that the joinder to the Guaranty and the Security Agreement, and such other security agreements shall not be required to be provided to Lender with respect to any Subsidiary of a Borrower organized outside of the United States to the extent (1) such Subsidiary is a CFC if providing such agreements would result in adverse tax consequences or (2) the costs to the Borrowers of providing such guaranty or such security agreements are unreasonably excessive (as determined by Lender in consultation with Borrowers) in relation to the benefits to Lender of the security or guarantee afforded thereby, (b) provide, or cause the applicable Subsidiary to provide, to Lender a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Lender; provided, that only 65% of the total outstanding voting Securities of any first tier Subsidiary of a Borrower that is a CFC (and none of the Securities of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences (which pledge, if reasonably requested by Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Lender all other documentation, including one or more customary opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above and the perfection of Lender’s Liens. Any document, agreement, or instrument executed or issued pursuant to this Section 5.7 shall be a Loan Document.

5.8 Foreign Qualification. Each Borrower shall duly qualify to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect. Each Guarantor shall duly qualify to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect.

5.9 Control Agreements. Not later than seventy five (75) days after the Closing Date (or such later date as Lender may approve in its sole discretion), deliver Control Agreements with respect to any Deposit Accounts or Securities Accounts not held with lender, and take all other reasonable steps in order for Lender to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the UCC with respect to all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter-of-credit rights, in each case, to the extent constituting Collateral.

5.10 Management Fees. If any Subsidiary of any Borrower receives any Management Fees, promptly upon the receipt of such Management Fees by such Subsidiary (and in any event within one Business Day of such Subsidiary’s receipt thereof of any cash Management Fees), such Borrower shall cause such Subsidiary to pay or distribute to such Borrower the net proceeds of such Management Fees that one or more of the Borrowers are entitled to receive, calculated in a manner consistent with past practices, and such Borrower shall deposit or cause to be deposited any and all proceeds thereof in a Deposit Account maintained by such Borrower with Lender or with another financial institution and subject to a Control Agreement in favor of Lender which is in form and substance reasonably satisfactory to Lender.

5.11 Silvercrest Financial Stock Certificate. Not later than ten (10) days after the Closing Date (or such later date as Lender may approve in its sole discretion), deliver to Lender an original certificate representing 100% of the Securities of Silvercrest Financial, together with an undated stock power executed in blank.

ARTICLE VI NEGATIVE COVENANTS

Each Borrower covenants and agrees that, so long as any portion of the Commitments under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations and except as set forth in the Disclosure Statement with specific reference to the Section of this Article VI affected thereby concerning matters which do not conform to the covenants of this Article VI, each Borrower will not do, and will not permit any of its Subsidiaries to do, any of the following:

6.1 Debt. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt, except:

(a) Debt evidenced by this Agreement and the other Loan Documents;

(b) Capitalized Lease Obligations entered into in the ordinary course of business;

(c) Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;

(d) Debt consisting of unsecured guarantees by a Borrower or its Subsidiaries with respect to Debt of a Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty would have been permitted to incur such underlying Debt pursuant to this Section 6.1;

(e) Debt set forth on Schedule 6.1 and any Refinancing Indebtedness in respect of such Debt;

(f) Debt owed to any Person providing property, casualty, liability, or other insurance to a Borrower or any of its Subsidiaries which Debt is incurred in the ordinary course of business, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year;

(g) Debt incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(h) Debt in respect of netting services and overdraft protections in connection with Deposit Accounts;

(i) Debt incurred by any Borrower or its Subsidiaries arising from agreements providing for indemnities, adjustment of purchase price or similar obligations (but excluding Debt consisting of the deferred purchase price of property acquired in a Permitted Acquisition) or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Borrower or Subsidiary pursuant to such agreements, in connection with acquisitions (including Permitted Acquisitions) or dispositions of any business or Assets permitted pursuant to Section 6.6 hereof;

(j) Debt owing to sellers of assets or Securities to a Borrower or its Subsidiaries (including Debt consisting of the deferred purchase price of property acquired in a Permitted Acquisition) that is incurred by the applicable Borrower or Subsidiary in connection with the consummation of one or more Permitted Acquisitions so long as (i) such Debt is subordinated to the Obligations on terms and conditions reasonably acceptable to Lender, unless (x) the principal amount of any such Debt does not exceed $350,000, and the aggregate principal amount of all such Debt does not exceed $1,000,000 or (y) such Debt is unsecured and does not provide for any payments of principal or interest prior to the date that is six months after the Term Loan Maturity Date, and (ii) such Debt is otherwise on terms and conditions (including all economic terms and conditions and the absence of covenants) reasonably acceptable to Lender;

(k) Debt (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is without recourse to any Borrower or any of its Subsidiaries other than (x) any Borrower or Subsidiary that owns the assets acquired in such Permitted Acquisition, and (y) any Borrower or Subsidiary that holds the Securities of the Person that owns the assets acquired in connection with such Permitted Acquisition (solely with respect to such Securities but otherwise without recourse to such Borrower or Subsidiary), and so long as both immediately before and immediately after giving pro forma effect thereto, no Unmatured Event of Default or Event of Default shall have occurred and be continuing, or shall result therefrom; provided that the aggregate principal amount of any such Debt described in this clause (k) shall not exceed $7,500,000 at any one time outstanding;

(l) Debt owing to any other Borrower or a Subsidiary of a Borrower that is a Loan Party so long as such Person is a party to the Intercompany Subordination Agreement; and

(m) other unsecured Debt not specified in clauses (a) through (k) of this Section 6.1 in an aggregate principal outstanding amount not to exceed, in addition to the Debt listed above, $2,500,000 at any time.

6.2 Liens.

(a) Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, or

(b) enter into, assume, or permit to exist any agreement that is binding on any Borrower or any of its Assets that prohibits Borrowers or their respective Subsidiaries from granting Liens to or for the benefit of Lender, provided that the foregoing shall not apply to contractual obligations which (i) are customary provisions in joint venture agreements and other similar agreements and applicable solely to such joint venture entered into in the ordinary course of business; (ii) are customary restrictions on leases, subleases, licenses or sale agreements otherwise permitted hereby so long as such restrictions relate to the assets or entities sold subject thereto; or (iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or any Subsidiary.

6.3 Investments. Make or own, directly or indirectly, any Investment in any Person, except Permitted Investments; provided, however, that subject to Section 5.9, Borrowers and their respective Subsidiaries shall not have Permitted Investments in Deposit Accounts or Securities Accounts in an aggregate amount in excess of (x) $50,000 at any one time for any individual bank or securities intermediary (other than Lender) or (y) $250,000 in the aggregate at any one time for all banks and securities intermediaries (other than Lender), in each case, unless such Borrower or Subsidiary, as applicable and the applicable securities intermediary or bank have entered into a Control Agreement governing such Permitted Investments in order to perfect (and further establish) the Lender’s Liens in such Permitted Investments.

6.4 Dividends; Distributions. Make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of any class of equity interests in any Borrower, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (collectively, a “Distribution”), except that, Borrowers and their Subsidiaries shall be permitted to make Permitted Tax Distributions and, so long as no Event of Default or an Unmatured Event of Default has occurred and is continuing or would result therefrom, and such Distribution could not reasonably be expected to result in a violation of any applicable provisions of Regulations T, U or X of the Federal Reserve Board:

(a)(i) any Subsidiary of any Borrower may declare and make Distributions (including issuances of Securities) to such Borrower; (ii) any Subsidiary that is not a Loan Party may declare and make Distributions (including issuances of Securities) to another Subsidiary that is not a Loan Party; and (iii) any Borrower may declare and make Distributions (including issuances of Securities) to Parent and may make Distributions in connection with any aspect of the Reorganization so long as, immediately before and after giving pro forma effect to such Distributions, Borrowers are in compliance with the covenants set forth in Section 6.15 hereof; and

(b) to the extent constituting a dividend or distribution, Silvercrest may engage in the transactions described in Section 6.5.

6.5 Restriction on Fundamental Changes. Change its name, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its partnership interests (whether limited or general) or membership interests, as applicable, or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or Assets, whether now owned or hereafter acquired except:

(a) any Borrower or any Subsidiary of any Borrower may sell or dispose of Assets in accordance with the provisions of Section 6.6 hereof;

(b) upon not less than thirty (30) days prior written notice to Lender, any Borrower or Subsidiary of any Borrower may change its name;

(c) any Subsidiary of a Borrower may merge with a Borrower; provided that such Borrower shall be the continuing or surviving Person in connection with such merger;

(d) any Subsidiary of a Borrower may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of such Borrower, provided that (i) if any wholly-owned, directly or indirectly, Subsidiary is merging, consolidating, combining or amalgamating with or into another Subsidiary, the continuing or surviving entity shall be, immediately after such merger, amalgamation, consolidation or combination, a wholly-owned, direct or indirect, Subsidiary, and (ii) if such merger, amalgamation or consolidation involves a Borrower, such Borrower shall be the continuing or surviving entity;

(e) any Subsidiary of Borrower may sell or dispose of all or any part of its assets (whether as a contribution to capital, dividend, upon voluntary liquidation or otherwise), provided that the transferee is a Loan party (whether at the time or as a result of the transfer);

(f) any Borrower or its Subsidiary that is a Loan Party may consummate a Permitted Acquisition.

6.6 Sale of Assets. Sell, assign, transfer, convey, or otherwise dispose of its Assets, whether now owned or hereafter acquired, except for (a) the sale or other disposition of any of the businesses or Assets of any Borrower or Subsidiary of any Borrower (other than Securities issued by any Borrower) in the ordinary course of business and for not less than the fair value thereof, (b) to the extent constituting a sale or other disposition of Assets, any issuance of Securities permitted by Section 6.4, any Permitted Investment or any Permitted Lien, (c) the disposition of Assets arising from the occurrence of a casualty event or condemnation with respect to such Assets of any Borrower or any Subsidiary thereof, (d) sales, assignments, transfers, conveyances or other dispositions of Assets (i) between Borrowers or by any Subsidiary of a Borrower to such Borrower, (ii) between Subsidiaries of a Borrower that are not Borrowers but are Loan Parties, or (iii) between Subsidiaries of a Borrower that are not Loan Parties, (e) the use of Cash Equivalents, (f) the sale or other disposition of obsolete or worn-out Assets in the ordinary course of business, (g) any Borrower and any of its Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business, and (h) the sale or disposition of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such sale or disposition are reasonably promptly applied to the purchase price of such replacement equipment.

6.7 Transactions with Shareholders and Affiliates. Enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease, or exchange of any Asset or the rendering of any service) with any Affiliate of any Borrower, except (a) any transaction that is on terms that are no less favorable to the Borrower than those terms that might be obtained at the time from Persons who are not such an Affiliate or, if such transaction is not one in which terms could not be otherwise obtained from such other Person, on terms that are negotiated in good faith on an arm’s length basis, (b) the payment of any amounts in respect of compensation, severance, indemnification and reimbursement obligations to its officers, directors and employees in the ordinary course of business, (c) the payment of reasonable fees and reimbursement of out-of-pocket expenses to any of its directors, managers or consultants, (d) (i) transactions between Borrowers, (ii) transactions between Subsidiaries that are not Borrowers but are Loan Parties, or (iii) transactions between Subsidiaries that are not Loan Parties, and (e) the Reorganization and transactions executed in connection therewith.

6.8 Conduct of Business. Engage in any business other than consistent with Section 4.16.

6.9 Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Lender. Without the prior written consent of Lender which consent shall not unreasonably be withheld, conditioned or delayed, agree to any amendment to or waiver of the terms or provisions of (a) the Governing Documents of any Borrower or any Subsidiary whose stock is pledged to Lender pursuant to the Loan Documents, or (b) any management agreements, advisory agreements, sub-advisory agreements or other similar agreements to which any Borrower or any of their respective Subsidiaries is a party (including the management agreements pursuant to which Management Fees are paid) and evidencing an obligation to pay Management Fees directly or indirectly to any Borrower, except in each case for: (i) immaterial amendments or waivers permitted by such Governing Documents or any management agreements, advisory agreements, sub-advisory agreements or other similar agreements, including the management agreements pursuant to which Management Fees are paid; or (ii) amendments or waivers which would not, either individually or collectively, be adverse to the interests of Lender (in its capacity as a secured creditor).

6.10 Use of Proceeds. Borrowers shall not use the proceeds of the Revolving Loans made hereunder for any purpose other than, consistent with the terms and conditions hereof, to (a) finance the ongoing working capital needs and general corporate purposes of Borrowers, including Permitted Acquisitions, and (b) make distributions to the extent permitted under this Agreement. Borrowers shall not use the proceeds of the Term Loans made hereunder for any purpose other than, consistent with the terms and conditions hereof, to (a) prior to the IPO Sale, make distributions to enable Parent or the General Partnership to finance the purchase of Securities of Parent or the General Partnership owned by an Employee Shareholder in connection with such Employee Shareholder’s retirement or termination of employment with Silvercrest, and (b) make Permitted Acquisitions.

6.11 Holding Company Status. Permit Parent to incur any liabilities (other than liabilities arising under the Loan Documents), own any material assets or engage in any operations or business (other than ownership of the Loan Parties and their Subsidiaries and activities reasonably related thereto).

6.12 Margin Regulation. Use any portion of the proceeds of any of the Loans in any manner which could reasonably be expected to cause the Loans, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations T, U or X of the Federal Reserve Board, or any other regulation of such board, or to violate the Exchange Act, or to violate the Investment Company Act of 1940.

6.13 Misrepresentations. Furnish Lender any certificate or other document required hereunder that: (a) contains any untrue statement of material fact; or (b) omits to state a fact necessary to make it not materially misleading in light of the circumstances under which it was furnished.

6.14 Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of Parent, IPO Vehicle, Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Borrowers.

6.15 Financial Covenants.

(a) Discretionary Assets Under Management. As of the last day of any fiscal quarter of Parent (beginning with the fiscal quarter ending June 30, 2013), permit the average of the aggregate amount of Discretionary Assets Under Management as of the last day of each month during such fiscal quarter, to the extent that Management Fees are payable to a Borrower (directly or indirectly or by intercompany payment or otherwise) in connection with such Discretionary Assets Under Management, to be less than $5,750,000,000; provided, however, that the foregoing financial covenant shall only apply to the extent the aggregate outstanding principal balance of the Term Loans and Revolving Loans exceeds $5,000,000 as of such date.

(b) Maximum Senior Debt to EBITDA. As of the last day of any fiscal quarter of Parent (beginning with the fiscal quarter ending June 30, 2013), permit the ratio of (i) with respect to Borrowers and its Subsidiaries, as of such date, the total outstanding principal amount of the Term Loan, Revolving Credit Loans, Capital Lease Obligations, purchase money debt, and secured Debt incurred in connection with Permitted Acquisitions that is not otherwise subordinated as required by this Agreement, to (ii) the EBITDA for the twelve month period ending on such date, to be greater than 1.25:1.00.

(c) Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter of Parent (beginning with the fiscal quarter ending June 30, 2013), permit its Fixed Charge Coverage Ratio to be less than 1.25:1.00 for any twelve month period ending on the such date.

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Make Payments When Due. Any Borrower shall fail to pay when due and payable, or when declared due and payable, whether at stated maturity, by acceleration, or otherwise, (i) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender, or other amounts (including fees, costs, or expenses owed hereunder but not including any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and such failure shall continue for five (5) Business Days, or (ii) all or any portion of the Obligations constituting principal;

(b) Breach of Certain Covenants.

(i) Any Borrower shall fail to perform or comply with any covenant, term, or condition contained in Section 5.1, 5.2, 5.9, 5.10, or 5.11 or Article VI of this Agreement or in Section 2.2 of the Security Agreement;

(ii) Any Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Section 5.4, 5.6 or 5.7 and such failure shall not have been remedied or waived within fifteen (15) Business Days after the occurrence thereof;

(iii) Any Loan Party shall fail to perform or comply fully with any other covenant, term, or condition contained in this Agreement or any other Loan Document to which it is a party and such failure shall not have been remedied or waived within thirty (30) days after the occurrence thereof; provided, however, that this clause (iv) shall not apply to: (1) the covenants, terms, or conditions referred to in subsections (a) and (c) of this Section 7.1; or (2) the covenants, terms, or conditions referred to in clauses (i), (ii) or (iii) above of this subsection (b);

(c) Breach of Representation or Warranty. Any financial statement, representation, warranty, or certification made or furnished by any Loan Party under this Agreement or any other Loan Document or in any statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of any Loan Party to Lender pursuant to or in connection with this Agreement or any other Loan Document to which it is a party, or as an inducement to Lender to enter into this Agreement or any other Loan Document shall have been false, incorrect, or incomplete in any material respect (except that such materiality qualifier shall not be applicable to any representations, warranties or certifications that already are qualified or modified by materiality in the text thereof) when made or deemed made, as the case may be;

(d) Involuntary Bankruptcy.

(i) If an involuntary case seeking the liquidation or reorganization of Parent, any Borrower or any of Borrowers’ respective Subsidiaries, under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against Parent, any Borrower or any of Borrowers’ respective Subsidiaries under any other applicable law and any of the following events occur: (1) such Person consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to make additional Revolving Loans; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of Parent, any Borrower or any of Borrowers’ respective Subsidiaries; or (5) an order for relief shall have been issued or entered therein;

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over Parent, any Borrower or any of Borrowers’ respective Subsidiaries to take possession of all or a substantial portion of its Assets shall have been entered and, within sixty (60) days from the date of entry, is not vacated, discharged, or bonded against, provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to make additional Revolving Loans;

(e) Voluntary Bankruptcy. Parent, any Borrower or any of Borrowers’ respective Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7, Chapter 11, or Chapter 13, respectively, of the Bankruptcy Code; Parent, any Borrower or any of Borrowers’ respective Subsidiaries shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; Parent, any Borrower or any of Borrowers’ respective Subsidiaries shall consent to the conversion of an involuntary case to a voluntary case; or Parent, any Borrower or any of Borrowers’ respective Subsidiaries shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets; Parent, any Borrower or any of Borrowers’ respective Subsidiaries shall generally not be paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally; or Parent, any Borrower or any of Borrowers’ respective Subsidiaries shall make a general assignment for the benefit of creditors;

(f) Dissolution/Disposition. (i) Any order, judgment, or decree shall be entered decreeing the dissolution of any Loan Party or any of their respective Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days;

(g) Change of Control. A Change of Control Event shall occur;

(h) Judgments and Attachments. Any Borrower or any of their respective Subsidiaries shall suffer any money judgment, writ, or warrant of attachment, or similar process involving payment of money in excess of $3,000,000 and either (i) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award;

(i) Guaranty. If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by any Guarantor thereunder (other than in connection with a release of such Guarantor pursuant to the terms of this Agreement or any other Loan Document);

(j) Material Agreements. Any Borrower shall fail to make any payment of principal or the default in the observance or performance of any term, condition or covenant set forth in any Material Agreement to which such Borrower or any of its Subsidiaries is a party and such failure or default (a) occurs at the final maturity of the payment obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the Loan Parties’ payment obligations thereunder or to terminate such agreement;

(k) Subordinated Debt. Any Borrower or any Subsidiary of any Borrower makes any payment on account of Debt that has been contractually subordinated in right of payment to the payment of the Debt evidenced by this Agreement or any other Loan Document, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Debt;

(l) Lender’s Liens. Any Loan Document that purports to create a Lien, shall, for any reason (other than as a result of any action or inaction on the part of Lender or in connection with a release of Collateral pursuant to the terms of this Agreement or any other Loan Document), fail or cease to create a valid and perfected Lien on Collateral and, except to the extent permitted by the terms of such Loan Document, a first priority Lien on the Collateral (subject to Permitted Liens) covered thereby;

(m) Loan Documents. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document;

(n) Criminal Indictment. A Loan Party or any of its Responsible Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such

Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Assets or any Collateral; or

(o) Reorganization. The Reorganization is not consummated within thirty (30) days of the commencement of the Initial Distribution and each step set forth in the definition of “Reorganization” in Section 1.1 which has been taken is not unwound within such thirty (30) day period.

7.2 Remedies. Upon the occurrence of an Event of Default:

(a) If such Event of Default occurs under subsections (d) or (e) of Section 7.1 hereof, then the Commitments hereunder immediately shall terminate and all of the Obligations owing hereunder or under the other Loan Documents automatically shall become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and

(b) In the case of any other Event of Default, Lender, by written notice to Administrative Borrower, may declare the Commitments hereunder terminated and all of the Obligations owing hereunder or under the Loan Documents to be, and the same immediately shall become due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrowers.

Upon acceleration, Lender (without notice to or demand upon Borrowers, which are expressly waived by Borrowers to the fullest extent permitted by law), shall be entitled to proceed to protect, exercise, and enforce its rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity. Lender may determine, in its sole discretion, the order and manner in which Lender’s rights and remedies are to be exercised.

7.3 Application of Payments and Proceeds of Collateral.

(a) All payments on account of the Obligations and all proceeds of Collateral received by Lender (whether pursuant to this Article VII, or otherwise) shall be applied as follows (regardless of how Lender may treat the payments for the purpose of its own accounting): first, to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys fees and expenses) incurred by Lender in enforcing any Obligation of Borrowers hereunder, or in collecting any payments due hereunder or under the other Loan Documents, or which Borrowers are required to pay to Lender, until paid in full, second, to pay any fees then due to Lender under the Loan Documents until paid in full, third, ratably to pay all accrued and unpaid interest on the Loans until paid in full, fourth, so long as no Event of Default has occurred and is continuing, ratably to pay all principal amounts then due and payable (other than as a result of an acceleration thereof) on the Loans until paid in full, fifth, if an Event of Default has occurred and is continuing, ratably to pay the then outstanding principal balance of the Loans (in the case of the Term Loan, in the inverse order of the maturity of the installments due hereunder) until paid in full, and sixth, if an Event of Default has occurred and is continuing, ratably to pay any other Obligations until paid in full, and seventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(b) For purposes of the foregoing clause (a), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding (but specifically excludes unasserted contingent indemnification obligations and unasserted contingent expense reimbursement claims).

(c) In each instance set forth in clause (a) above, so long as no Event of Default has occurred and is continuing, the payment waterfall set forth above shall not apply to any payment made by a Borrower to Lender and payments shall be applied as specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

ARTICLE VIII EXPENSES AND INDEMNITIES

8.1 Expenses. Irrespective of whether the transactions contemplated hereby are consummated or any Loans are made, each Borrower agrees to pay on demand: (a) all of Lender’s reasonable and documented out-of-pocket costs and expenses of preparation of this Agreement, the other Loan Documents, and all other agreements, instruments, and documents contemplated hereby and thereby, (b) the reasonable and documented out-of-pocket fees, expenses, and disbursements of counsel to Lender in connection with the negotiation, preparation, printing, reproduction, execution, and delivery of this Agreement, the other Loan Documents, and any amendments and waivers hereto or thereto, (c) filing, recording, publication, and search fees paid or incurred by or on behalf of Lender in connection with the transactions contemplated by this Agreement and the other Loan Documents, (d) all other reasonable and documented out-of-pocket expenses incurred by Lender in connection with the negotiation, preparation, and execution of this Agreement, the other Loan Documents, any amendments or waivers hereto or thereto, and the making of the Loans hereunder, (e) the reasonable and documented out-of-pocket costs and expenses incurred by Lender, in connection with audits, inspections, and appraisals contemplated by this Agreement and the other Loan Documents, and (f) all costs and expenses (including reasonable out-of-pocket attorneys fees of counsel and costs of settlement) incurred by Lender in enforcing or collecting any Obligations of Borrower or defending the Loan Documents (including reasonable out-of-pocket attorneys fees and expenses of counsel incurred in connection with a “workout,” a “restructuring,” or any bankruptcy or insolvency proceeding concerning Borrower), irrespective of whether suit is brought, and (g) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by Lender in respect of Letters of Credit and reasonable and documented out-of-pocket charges, fees, costs and expenses paid or incurred by Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

8.2 Indemnity. In addition to the payment of expenses pursuant to Section 8.1 hereof, and irrespective of whether the transactions contemplated hereby are consummated, each Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless Lender, and the officers, directors, employees, and agents of and counsel to Lender and such holders (collectively, the “Indemnitees” and individually, an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, the reasonable out-of-pocket fees and disbursements of counsel for such Indemnitees in connection with any investigation, administrative, or judicial proceeding, whether such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of this Agreement or any other Loan Document, the use or intended use of the proceeds of the Loans or the consummation of the transactions contemplated by this Agreement, including any matter relating to or arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by any Borrower to Lender and its counsel (the “Indemnified Liabilities”); provided, however, that no Borrower shall be liable with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of any such Indemnitee. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy and such Borrower is required to make a payment to any Indemnitee pursuant to this Section 8.2, such Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The obligations of Borrowers under this Section 8.2 shall survive the termination of this Agreement and the payment in full of the Obligations.

ARTICLE IX MISCELLANEOUS

9.1 No Waivers, Remedies. No failure or delay on the part of Lender, or the holder of any interest in this Agreement in exercising any right, power, privilege, or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement or the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Lender, or the holder of any interest in this Agreement at law, in equity, or otherwise.

9.2 Waivers and Amendments. No amendment, modification, restatement, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Agreement or the other Loan Documents, shall be effective unless the same shall be in writing and signed by or on behalf of Lender and each Borrower. Any waiver of any provision of this Agreement or the other Loan Documents and any consent to any departure of any Borrower from the terms of any provisions of this Agreement or the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. In any event, no notice to, or demand on, any Borrower shall entitle Borrowers to any other or further notice or demand in similar or other circumstances (except to the extent required by this Agreement or any other Loan Document).

9.3 Taxes.

(a) All payments made by any Borrower or any other Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the next sentence of this Section 9.3. If any Taxes are so levied or imposed, each Borrower and each other Loan Party agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 9.3 after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or therein; provided, however, that no Borrower nor any other Loan Party shall be required to increase any such amounts if the increase in such amount payable results from Lender’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower and each other Loan Party will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower or such Loan Party.

(b) Each Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

9.4 Notices. Except as otherwise provided in Section 2.7 and 2.8 hereof, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by courier or telefacsimile and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.4, notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telefacsimile numbers) indicated on Exhibit 9.4 attached hereto.

9.5 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (a) no Borrower may assign or transfer any interest or rights hereunder without the prior written consent of Lender, and (b) so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, Lender may not assign or transfer any interest or rights hereunder without the prior written consent of the Borrowers (which consent shall not be unreasonably withheld or delayed) except in connection with any merger, consolidation, sale, transfer or other disposition of all or any substantial portion of the business or loan portfolio of Lender so long as Lender has provided Borrowers with written notice at least thirty (30) days prior to the consummation of such merger, consolidation, sale, transfer or disposition, and, in the case of clauses (a) and (b), any such prohibited assignment or transfer shall be absolutely void.

9.6 Headings. Article and Section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

9.7 Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

9.8 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER LOAN DOCUMENT: (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

9.9 JURISDICTION AND VENUE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING BETWEEN LENDER, OR ANY BORROWER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. EACH BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.9 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS

AGREEMENT OR THE OTHER LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST A BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON EXHIBIT 9.4 ATTACHED HERETO.

9.10 WAIVER OF TRIAL BY JURY. EACH BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, EACH BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

9.11 DISPUTE RESOLUTION.

(a) MANDATORY ARBITRATION. AT THE REQUEST OF LENDER OR ANY BORROWER, ANY DISPUTE, CLAIM OR CONTROVERSY OF ANY KIND (WHETHER IN CONTRACT OR TORT, STATUTORY OR COMMON LAW, LEGAL OR EQUITABLE) NOW EXISTING OR HEREAFTER ARISING BETWEEN LENDER AND SUCH BORROWER AND IN ANY WAY ARISING OUT OF, PERTAINING TO OR IN CONNECTION WITH: (A) THIS AGREEMENT, AND/OR ANY RENEWALS, EXTENSIONS, OR AMENDMENTS THERETO; (B) ANY OF THE LOAN DOCUMENTS; (C) ANY VIOLATION OF THIS AGREEMENT OR THE LOAN DOCUMENTS; (D) ALL PAST, PRESENT AND FUTURE LOANS; (E) ANY INCIDENTS, OMISSIONS, ACTS, PRACTICES OR OCCURRENCES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS CAUSING INJURY TO EITHER PARTY WHEREBY THE OTHER PARTY OR ITS AGENTS, EMPLOYEES OR REPRESENTATIVES MAY BE LIABLE, IN WHOLE OR IN PART, OR (F) ANY ASPECT OF THE PAST, PRESENT OR FUTURE RELATIONSHIPS OF THE PARTIES, WILL BE RESOLVED THROUGH FINAL AND BINDING ARBITRATION CONDUCTED AT A LOCATION DETERMINED BY THE ARBITRATOR IN LOS ANGELES, CALIFORNIA, AND ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) IN ACCORDANCE WITH THE CALIFORNIA ARBITRATION ACT (CALIFORNIA CODE OF CIVIL PROCEDURE §1280 ET. SEQ.) AND THE THEN EXISTING COMMERCIAL RULES OF THE AAA. JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY STATE OR FEDERAL COURTS HAVING JURISDICTION THEREOF.

(b) REAL PROPERTY COLLATERAL. NOTWITHSTANDING THE PROVISIONS OF
SECTION 9.11(a), NO CONTROVERSY OR CLAIM WILL BE SUBMITTED TO ARBITRATION WITHOUT THE CONSENT OF ALL THE PARTIES IF, AT THE TIME OF THE PROPOSED SUBMISSION, SUCH CONTROVERSY OR CLAIM ARISES FROM OR RELATES TO AN OBLIGATION OWED TO LENDER WHICH IS SECURED IN WHOLE OR IN PART BY REAL PROPERTY COLLATERAL. IF ALL PARTIES DO NOT CONSENT TO SUBMISSION OF SUCH A CONTROVERSY OR CLAIM TO ARBITRATION, THE CONTROVERSY OR CLAIM WILL BE DETERMINED AS PROVIDED IN THE SUBSECTION ENTITLED “JUDICIAL REFERENCE”.

(c) JUDICIAL REFERENCE. AT THE REQUEST OF ANY PARTY, A CONTROVERSY OR CLAIM WHICH IS NOT SUBMITTED TO ARBITRATION WILL BE DETERMINED BY A REFERENCE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE §638 ET. SEQ. IF SUCH AN ELECTION IS MADE, THE PARTIES WILL DESIGNATE TO THE COURT A REFEREE OR REFEREES SELECTED UNDER THE AUSPICES OF THE AAA IN THE SAME MANNER AS ARBITRATORS ARE SELECTED IN AAA-SPONSORED PROCEEDINGS. THE PRESIDING REFEREE OF THE PANEL, OR THE REFEREE IF THERE IS A SINGLE REFEREE, WILL BE AN ACTIVE ATTORNEY OR RETIRED JUDGE. JUDGMENT UPON THE AWARD RENDERED BY SUCH REFEREE OR REFEREES WILL BE ENTERED IN THE COURT IN WHICH SUCH PROCEEDING WAS COMMENCED IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE §644 AND §645.

(d) PROVISIONAL REMEDIES, SELF HELP AND FORECLOSURE. NO PROVISION OF THIS AGREEMENT WILL LIMIT THE RIGHT OF ANY PARTY TO: (A) FORECLOSE AGAINST ANY REAL PROPERTY COLLATERAL BY THE EXERCISE OF A POWER OF SALE UNDER A DEED OF TRUST, MORTGAGE OR OTHER SECURITY AGREEMENT OR INSTRUMENT, OR APPLICABLE LAW, (B) EXERCISE ANY RIGHTS OR REMEDIES AS A SECURED PARTY AGAINST ANY PERSONAL PROPERTY COLLATERAL PURSUANT TO THE TERMS OF A SECURITY AGREEMENT OR PLEDGE AGREEMENT, OR APPLICABLE LAW, (C) EXERCISE SELF HELP REMEDIES SUCH AS SETOFF, OR (D) OBTAIN PROVISIONAL OR ANCILLARY REMEDIES SUCH AS INJUNCTIVE RELIEF OR THE APPOINTMENT OF A RECEIVER FROM A COURT HAVING JURISDICTION BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION OR REFERRAL. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR JUDICIAL RELIEF OR PURSUIT OF PROVISIONAL OR ANCILLARY REMEDIES, OR EXERCISE OF SELF HELP REMEDIES WILL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT ANY DISPUTE TO ARBITRATION OR JUDICIAL REFERENCE.

(e) POWERS AND QUALIFICATIONS OF ARBITRATORS. THE ARBITRATOR(S) WILL GIVE EFFECT TO STATUTES OF LIMITATION, WAIVER AND ESTOPPEL AND OTHER AFFIRMATIVE DEFENSES IN DETERMINING ANY CLAIM. ANY CONTROVERSY CONCERNING WHETHER AN ISSUE IS ARBITRATABLE WILL BE DETERMINED BY THE ARBITRATOR(S). THE LAWS OF THE STATE OF CALIFORNIA WILL GOVERN. THE ARBITRATION AWARD MAY INCLUDE EQUITABLE AND DECLARATORY RELIEF. ALL ARBITRATOR(S) SELECTED WILL BE REQUIRED TO BE A PRACTICING ATTORNEY OR RETIRED JUDGE LICENSED TO PRACTICE LAW IN THE STATE OF CALIFORNIA AND WILL BE REQUIRED TO BE EXPERIENCED AND KNOWLEDGEABLE IN THE SUBSTANTIVE LAWS APPLICABLE TO THE SUBJECT MATTER OF THE CONTROVERSY OR CLAIM AT ISSUE.

(f) DISCOVERY. THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1283.05 OR ITS SUCCESSOR SECTION(S) ARE INCORPORATED HEREIN AND MADE A PART OF THIS AGREEMENT. DEPOSITIONS MAY BE TAKEN AND DISCOVERY MAY BE OBTAINED IN ANY ARBITRATION UNDER THIS AGREEMENT IN ACCORDANCE WITH SAID SECTION(S).

(g) MISCELLANEOUS. THE ARBITRATOR(S) WILL DETERMINE WHICH IS THE PREVAILING PARTY AND WILL INCLUDE IN THE AWARD THAT PARTY’S REASONABLE ATTORNEYS’ FEES AND COSTS (INCLUDING ALLOCATED COSTS OF IN-HOUSE LEGAL COUNSEL). EACH PARTY AGREES TO KEEP ALL CONTROVERSIES AND CLAIMS AND THE ARBITRATION PROCEEDINGS STRICTLY CONFIDENTIAL, EXCEPT FOR DISCLOSURES OF INFORMATION REQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PARTIES OR BY APPLICABLE LAW OR REGULATION.

9.12 Independence of Covenants. All covenants under this Agreement and other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

9.13 Confidentiality. Lender agrees that material non-public information regarding Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to Lender, (b) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 9.13, (c) as may be required by statute, decision, or judicial or administrative order, rule, regulation or any Governmental Authority having jurisdiction over Lender or a Borrower, (d) as may be agreed to in advance by a Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as may be required or requested by regulatory authorities, (f) as to any such information that is or becomes generally available to the public

(other than as a result of prohibited disclosure by Lender), (g) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (h) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 9.13 shall survive for 5 years after the payment in full of the Obligations.

9.14 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable and documented out-of-pocket costs, expenses, and attorneys fees of Lender related thereto, the liability of any Borrower or any Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

9.15 Complete Agreement. This Agreement, together with the exhibits hereto, the Disclosure Statement, and the other Loan Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

9.16 USA Patriot Act Notice. Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) signed into law October 26, 2001 (the “USA Patriot Act”), it may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall be reimbursed by each Borrower and shall be for the account of each Borrower.

9.17 Silvercrest as Agent for Borrowers. Each Borrower hereby irrevocably appoints Silvercrest as the borrowing agent and attorney-in-fact for Borrowers (“Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each

Borrower hereby irrevocably appoints and authorizes Administrative Borrower (i) to provide Lender with all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and the Collateral of each Borrower in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and the Collateral of Borrowers as herein provided, (b) Lender relying on any instructions of Administrative Borrower, or (c) any other action taken by Lender hereunder or under the other Loan Documents, except that no Borrower will have any liability to Lender under this Section 9.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender, as the case may be.

9.18 Extent of Each Borrower’s Liability, Contribution.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (iii) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.

(b) Contribution. Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been indefeasibly paid in full in cash and the Commitments terminated. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be indefeasibly paid in full in cash and all Commitments terminated before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(c) No Limitation on Liability. Nothing contained in this Section 9.18 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition an extension of credit hereunder upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such extensions of credit to such Borrower.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SILVERCREST ASSET MANAGEMENT GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

SILVERCREST INVESTORS LLC, a Delaware limited liability company

By:
Name:
Title:

SILVERCREST INVESTORS II LLC, a New York limited liability company

By:
Name:
Title:

SILVERCREST FINANCIAL SERVICES INC., a New York corporation

By:
Name:
Title:

[SIGNATURE PAGES TO CREDIT AGREEMENT]

CITY NATIONAL BANK, a national banking association, as Lender

By:
Name:
Title:

[SIGNATURE PAGES TO CREDIT AGREEMENT]